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Exhibit 99.1

Excerpts from Preliminary Offering Memorandum, dated August 1, 2019

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following sets forth summary historical consolidated financial data and summary unaudited pro forma condensed consolidated financial data of iHeartMedia as of the dates and for the periods indicated. iHeartCommunications is an indirect wholly-owned subsidiary of iHeartMedia and Capital II and a direct wholly-owned subsidiary of Capital I. Capital I, which will be a guarantor of the notes, is an indirect wholly-owned subsidiary of iHeartMedia and a direct wholly-owned subsidiary of Capital II. Neither iHeartMedia, Capital II nor Capital I has any operations or material assets or liabilities of its own, and, as a result, the financial statements of iHeartMedia reflect the financial condition and results of operations of iHeartCommunications. See "Basis of Presentation."

        The summary historical consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 is derived from the unaudited consolidated financial statements of iHeartMedia incorporated by reference in this offering memorandum. The summary historical consolidated financial data for the years ended December 31, 2018, 2017, and 2016, and as of December 31, 2018 and 2017, is derived from the consolidated financial statements of iHeartMedia incorporated by reference in this offering memorandum. The summary historical consolidated financial data as of March 31, 2018 and December 31, 2016 is derived from the consolidated financial statements of iHeartMedia which are not included or incorporated by reference in this offering memorandum. The historical results of iHeartMedia are not necessarily indicative of the results to be expected for future periods, and our historical results for any interim period are not necessarily indicative of results to be expected for a full fiscal year. The historical results of iHeartMedia also do not reflect the Separation of the Outdoor Group. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

        The summary unaudited pro forma condensed consolidated financial data pro forma for the Separation as of March 31, 2019, and for the three months ended March 31, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016, is derived from the historical consolidated financial statements of iHeartMedia and gives effect to the Separation as of March 31, 2019 for purposes of the balance sheet, as of January 1, 2018 for purposes of the statements of operations for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, and as of January 1, 2016 for purposes of the statements of operations for the years ended December 31, 2017 and 2016. The summary unaudited pro forma condensed consolidated financial data pro forma for the Separation, the Reorganization and the application of fresh start accounting as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018 gives effect to the Reorganization and the application of fresh start accounting in addition to giving effect to the Separation as if each had occurred on March 31, 2019 for purposes of the balance sheet and as of January 1, 2018 for purposes of the statements of operations. The pro forma adjustments are based upon available data and certain estimates and assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent the results of operations or financial position that the Company would actually obtain if the transactions occurred at any date, nor does such data purport to project the results of operations for any future period.

        The summary unaudited pro forma condensed consolidated financial data pro forma for the Separation, the Reorganization and the application of fresh start accounting for the twelve months ended March 31, 2019 has been derived from the unaudited pro forma statement of operations data for the year ended December 31, 2018, adding the unaudited pro forma statement of operations data for the three months ended March 31, 2019, and subtracting the unaudited pro forma statement of operations data for the three months ended March 31, 2018. The summary unaudited pro forma condensed consolidated financial data for the twelve months ended March 31, 2019 has been included in this offering memorandum in order to provide investors with pro forma information for the latest practicable twelve-month period.

        The summary historical and pro forma financial data should be read in conjunction with "Risk Factors," "Offering Memorandum Summary—The Offering," "Unaudited Pro Forma Condensed Consolidated Financial Data," Capitalization" and "Selected Consolidated Financial Data," each of which are included in this offering memorandum and Management's Discussion and Analysis of Financial Condition and Results of Operation and the Company's historical consolidated financial statements and related notes thereto, each of which are incorporated by reference in this offering memorandum. The amounts in the tables may not foot due to rounding.

Summary Historical Consolidated Financial Data:

	Historical Consolidated Results
	For the Years Ended December 31,			For the Three Months Ended March 31,
(In thousands)	2018	2017	2016	2019	2018
				(unaudited)
Results of Operations Data:
Revenue	$6,325,780	$6,168,431	$6,251,000	$1,381,899	$1,369,648
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,532,948	2,468,724	2,395,037	614,919	602,355
Selling, general and administrative expenses (excludes depreciation and amortization)	1,896,503	1,842,222	1,726,118	455,723	472,987
Corporate expenses (excludes depreciation and amortization)(1)	337,218	311,898	341,072	74,700	78,734
Depreciation and amortization	530,903	601,295	635,227	113,366	151,434
Impairment charges(2)	40,922	10,199	8,000	91,382	—
Other operating income (expense), net	(6,768)	35,704	353,556	(3,549)	(3,286)

Operating income	980,518	969,797	1,499,102	28,260	60,852
Interest expense(3)	722,931	1,864,136	1,850,119	114,764	418,397
Equity in earnings (loss) of nonconsolidated affiliates	1,020	(2,855)	(16,733)	(214)	157
Gain (loss) on extinguishment of debt	100	1,271	157,556	(5,474)	100
Other expense, net	(58,876)	(20,194)	(86,009)	(10,722)	(1,063)
Reorganization items, net(4)	356,119	—	—	36,118	192,055

Loss before income taxes	(156,288)	(916,117)	(296,203)	(139,032)	(550,406)
Income tax benefit (expense)	(46,351)	457,406	49,631	3,431	117,366

Consolidated net loss	$(202,639)	$(458,711)	$(246,572)	$(135,601)	$(433,040)

Cash Flow Data:
Cash paid for interest	$397,984	$1,772,405	$1,764,776	$103,897	$94,533
Capital expenditures	296,324	291,966	314,717	51,126	38,703
Net cash flows provided by (used for) operating activities	966,672	(491,210)	(15,765)	88,987	175,476
Net cash flows provided by (used for) investing activities	(345,478)	(214,692)	533,496	(52,411)	(37,196)
Net cash flows provided by (used for) financing activities	(491,799)	151,335	(418,231)	1,996	(92,445)
Other Financial Data:
Adjusted EBITDA(5)	$1,611,397	$1,609,728	$1,852,417	$247,335	$225,966
Adjusted EBITDA margin(6)	25%	26%	30%	18%	16%
Operating margin(7)	16%	16%	24%	2%	4%
Consolidated net loss margin(8)	(3)%	(7)%	(4)%	(10)%	(32)%

	Historical Consolidated Results
	As of December 31,			As of March 31,
(In thousands)	2018	2017	2016	2019	2018
				(unaudited)
Balance Sheet Data:
Current assets	$2,235,017	$2,067,347	$2,494,229	$2,090,052	$2,082,205
Property, plant and equipment, net	1,791,140	1,884,714	1,948,162	1,741,238	1,838,799
Total assets	12,269,515	12,260,431	12,851,789	14,285,970	12,192,993
Current liabilities	1,247,649	16,354,597	1,674,574	1,439,572	1,000,043
Long-term debt, net of current maturities	5,277,108	5,676,814	20,022,080	5,293,405	5,636,670
Liabilities subject to compromise	16,480,256	—	—	16,829,329	16,488,391
Stockholders' deficit	(11,560,342)	(11,344,344)	(10,901,861)	(11,566,113)	(11,771,410)

Summary Unaudited Pro Forma Condensed Consolidated Financial Data:

	Pro Forma for Separation					Pro Forma for Separation, Reorganization and Application of Fresh Start Accounting
	For the Years Ended December 31,			For the Three Months Ended March 31,		For the Year Ended December 31,	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
(In thousands)	2018	2017	2016	2019	2018	2018	2019	2018	2019
Results of Operations Data:
Revenue	$3,611,323	$3,586,647	$3,574,633	$795,797	$772,786	$3,611,031	$795,830	$772,713	$3,634,148
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,062,373	1,059,123	976,718	267,115	241,066	1,080,942	268,958	245,708	1,104,192
Selling, general and administrative expenses (excludes depreciation and amortization)	1,376,931	1,346,063	1,212,621	332,980	346,092	1,368,662	330,983	344,025	1,355,620
Corporate expenses (excludes depreciation and amortization)(1)	227,508	208,648	225,167	46,854	52,912	258,011	49,778	60,598	247,191
Depreciation and amortization	211,951	275,304	291,103	38,290	67,374	370,155	92,539	92,539	370,155
Impairment charges(2)	33,150	6,040	726	91,382	—	33,150	91,382	—	124,532
Other operating income (expense), net	(9,266)	9,313	(1,132)	(27)	(3,232)	(9,266)	(27)	(3,232)	(6,061)

Operating income (loss)	690,144	700,782	867,166	19,149	62,110	490,845	(37,837)	26,611	426,397
Interest expense(3)	334,798	1,484,435	1,475,090	712	321,133	407,783	102,663	101,876	408,570
Equity in earnings (loss) of nonconsolidated affiliates	116	(1,865)	(15,044)	(7)	(31)	116	(7)	(31)	140
Gain on extinguishment of debt	100	1,271	157,556	—	100	100	—	100	—
Other expense, net	(23,579)	(48,949)	(15,858)	(10,364)	(20,516)	(23,579)	(10,364)	(20,516)	(13,427)
Reorganization items, net(4)	356,119	—	—	36,118	192,055	—	—	—	—

Income (loss) before income taxes	(24,136)	(833,196)	(481,270)	(28,052)	(471,525)	59,699	(150,871)	(95,712)	4,540
Income tax benefit (expense)	(13,836)	177,188	127,130	61,194	162,733	(34,794)	91,898	68,780	(11,676)

Consolidated net income (loss)	$(37,972)	$(656,008)	$(354,140)	$33,142	$(308,792)	$24,905	$(58,973)	$(26,932)	$(7,136)

Other Financial Data:
Adjusted EBITDA(5)	$976,430	$1,018,874	$1,202,107	$156,356	$139,973	$965,838	$157,431	$137,325	$985,944
Adjusted EBITDA margin(6)	27%	28%	34%	20%	18%	27%	20%	18%	27%
Operating margin(7)	19%	20%	24%	2%	8%	14%	(5)%	3%	12%
Consolidated net income (loss) margin(8)	(1)%	(18)%	(10)%	4%	(40)%	1%	(7)%	(4)%	0%

Pro Forma for Separation, Reorganization, Application of Fresh Start Accounting and Refinancing Transactions(9)
For the Twelve Months Ended March 31,
2019
Total debt	$5,805,801
Secured debt	$4,307,028
Ratio of total debt to Adjusted EBITDA	5.9x
Ratio of secured debt to Adjusted EBITDA	4.4x

(In thousands)	Pro Forma for Separation As of March 31, 2019	Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting As of March 31, 2019
Balance Sheet Data:
Current assets	$1,192,148	$918,168
Cash and cash equivalents	277,620	29,707
Property, plant and equipment, net	496,678	809,669
Total assets	8,116,148	10,628,721
Current liabilities	394,500	415,624
Long-term debt, net of current maturities	—	5,754,110
Mandatorily redeemable preferred stock	—	60,000
Liabilities subject to compromise	16,829,329	—
Stockholders' equity (deficit)	(9,229,272)	2,618,662

(1)
Intercompany management charges from iHeartCommunications to CCOH of $7.4 million and $8.6 million for the three months ended March 31, 2019 and 2018, respectively, and $29.3 million, $32.0 million and $36.0 million for 2018, 2017 and 2016, respectively, are eliminated in consolidation in the historical consolidated financial statements of the Company. Pro forma Corporate expenses are presented net of such charges to CCOH as if CCOH was a separate third party. In addition, trademark license fees of $8.6 million for the three months ended March 31, 2018 and $38.6 million and $36.7 million for 2018 and 2017, respectively, are eliminated in consolidation in the historical consolidated financial statements of the Company, and the impacts of such charges are also excluded from pro forma Corporate expenses. No trademark license fees were charged after December 31, 2018.

(2)
We recorded non-cash impairment charges of $91.4 million for the three months ended March 31, 2019 and $40.9 million, $10.2 million and $8.0 million during 2018, 2017 and 2016, respectively. Of these charges, $91.4 million for the three months ended March 31, 2019 and $33.2 million, $6.0 million and $0.7 million during 2018, 2017 and 2016, respectively, related to our audio media business (the "iHM Business").

(3)
Interest expense for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018 excludes contractual interest of $397.5 million, $66.3 million and $1,189.1 million, respectively, as a result of the Company ceasing to accrue interest on pre-petition long-term debt classified as Liabilities subject to compromise as of the March 14, 2018 petition date.

(4)
Reorganization items for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018 consist of the write off of zero, $54.7 million and $67.1 million in deferred long-term debt fees, the write-off of zero, $131.1 million and $131.1 million of original issue discount on debt subject to compromise, zero, zero and $10.5 million in debtor-in-possession financing costs and $36.1 million, $6.3 million and $147.1 million in professional fees and other bankruptcy related costs, respectively.

(5)
We define Adjusted EBITDA as consolidated Operating income adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, Selling, General and Administrative expenses, ("SG&A") and Corporate expenses and non-cash compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Consolidated net income (loss), adjusted to exclude Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, Other (income) expense, net, Gain on extinguishment of debt, Equity in earnings (loss) of nonconsolidated affiliates, Impairment charges, Other operating (income) expense, net, share-based compensation, and restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost-saving initiatives and other amounts considered by management to not be indicative of our on-going operations. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization. We use Adjusted EBITDA, among other measures, to evaluate the Company's operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. See "Certain Non-GAAP Financial Measures."

Reconciliation of Historical Consolidated Net Loss to EBITDA and Adjusted EBITDA:

        The following table provides a reconciliation of our historical Consolidated net loss to EBITDA and Adjusted EBITDA:

	Historical Consolidated Results
	For the Years Ended December 31,			For the Three Months Ended March 31,
(In thousands)	2018	2017	2016	2019	2018
Consolidated net loss	$(202,639)	$(458,711)	$(246,572)	$(135,601)	$(433,040)
Income tax (benefit) expense	46,351	(457,406)	(49,631)	(3,431)	(117,366)
Interest expense	722,931	1,864,136	1,850,119	114,764	418,397
Depreciation and amortization	530,903	601,295	635,227	113,366	151,434

EBITDA	$1,097,546	$1,549,314	$2,189,143	$89,098	$19,425
Reorganization items, net	356,119	—	—	36,118	192,055
Other expense, net	58,876	20,194	86,009	10,722	1,063
(Gain) loss on extinguishment of debt	(100)	(1,271)	(157,556)	5,474	(100)
Equity in (earnings) loss of nonconsolidated affiliates	(1,020)	2,855	16,733	214	(157)
Impairment charges	40,922	10,199	8,000	91,382	—
Other operating (income) expense, net	6,768	(35,704)	(353,556)	3,549	3,286
Share-based compensation	10,583	12,078	13,133	2,227	2,684
Restructuring and reorganization expenses	41,703	52,063	50,511	8,551	7,710

Adjusted EBITDA	$1,611,397	$1,609,728	$1,852,417	$247,335	$225,966

        The following table provides a reconciliation of our historical Operating income to Adjusted EBITDA:

	Historical Consolidated Results
	For the Years Ended December 31,			For the Three Months Ended March 31,
(In thousands)	2018	2017	2016	2019	2018
Operating income	$980,518	$969,797	$1,499,102	$28,260	$60,852
Depreciation and amortization	530,903	601,295	635,227	113,366	151,434
Impairment charges	40,922	10,199	8,000	91,382	—
Other operating (income) expense, net	6,768	(35,704)	(353,556)	3,549	3,286
Share-based compensation	10,583	12,078	13,133	2,227	2.684
Restructuring and reorganization expenses	41,703	52,063	50,511	8,551	7,710

Adjusted EBITDA	$1,611,397	$1,609,728	$1,852,417	$247,335	$225,996

Reconciliation of Pro Forma Consolidated Net Income (Loss) to Pro Forma EBITDA and Pro Forma Adjusted EBITDA:

        The following table provides a reconciliation of our pro forma Consolidated net income (loss) to pro forma EBITDA and pro forma Adjusted EBITDA:

	Pro Forma for Separation					Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
	For the Years Ended December 31,			For the Three Months Ended March 31,		For the Year Ended December 31,	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2018	2017	2016	2019	2018	2018	2019	2018	2019
Consolidated net income (loss)	$(37,972)	$(656,008)	$(354,140)	$33,142	$(308,792)	$24,905	$(58,973)	$(26,932)	$(7,136)
Income tax (benefit) expense	13,836	(177,188)	(127,130)	(61,194)	(162,733)	34,794	(91,898)	(68,780)	11,676
Interest expense	334,798	1,484,435	1,475,090	712	321,133	407,783	102,663	101,876	408,570
Depreciation and amortization	211,951	275,304	291,103	38,290	67,374	370,155	92,539	92,539	370,155

EBITDA	$522,613	$926,543	$1,284,923	$10,950	$(83,018)	$837,637	$44,331	$98,703	783,265
Reorganization items, net	356,119	—	—	36,118	192,055	—	—	—	—
Other expense, net	23,579	48,949	15,858	10,364	20,516	23,579	10,364	20,516	13,427
Gain on extinguishment of debt	(100)	(1,271)	(157,556)	—	(100)	(100)	—	(100)	—
Equity in (earnings) loss of nonconsolidated affiliates	(116)	1,865	15,044	7	31	(116)	7	31	(140)
Impairment charges	33,150	6,040	726	91,382	—	33,150	91,382	—	124,532
Other operating (income) expense, net	9,266	(9,313)	1,132	27	3,232	9,266	27	3,232	6,061
Share-based compensation	2,066	2,488	2,842	393	578	32,569	4,205	8,264	28,510
Restructuring and reorganization expenses	29,853	43,573	39,138	7,115	6,679	29,853	7,115	6,679	30,289

Adjusted EBITDA	$976,430	$1,018,874	$1,202,107	$156,356	$139,973	$965,838	$157,431	$137,325	$985,944

        The following table provides a reconciliation of our pro forma Operating income (loss) to pro forma Adjusted EBITDA:

	Pro Forma for Separation					Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
	For the Years Ended December 31,			For the Three Months Ended March 31,			For the Three Months Ended March 31,
						For the Year Ended December 31, 2018			For the Twelve Months Ended March 31, 2019
(in thousands)	2018	2017	2016	2019	2018		2019	2018
Operating income (loss)	$690,144	$700,782	$867,166	$19,149	$62,110	$490,845	$(37,837)	$26,611	$426,397
Depreciation and amortization	211,951	275,304	291,103	38,290	67,374	370,155	92,539	92,539	370,155
Impairment charges	33,150	6,040	726	91,382	—	33,150	91,382	—	124,532
Other operating (income) expense, net	9,266	(9,313)	1,132	27	3,232	9,266	27	3,232	6,061
Share-based compensation	2,066	2,488	2,842	393	578	32,569	4,205	8,264	28,510
Restructuring and reorganization expenses	29,853	43,573	39,138	7,115	6,679	29,853	7,115	6,679	30,289

Adjusted EBITDA	$976,430	$1,018,874	$1,202,107	$156,356	$139,973	$965,838	$157,431	$137,325	$985,944

(6)
Calculated as Adjusted EBITDA divided by Revenue.

(7)
Calculated as Operating income (loss) divided by Revenue.

(8)
Calculated as Consolidated net income (loss) divided by Revenue.

(9)
Other Pro Forma As Adjusted Financial Data gives pro forma effect to the Separation, the Reorganization and the application of fresh start accounting as adjusted to give effect to the Refinancing Transactions as if such transactions had occurred on March 31, 2019.

 RISK FACTORS

        The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

We face intense competition in our business.

        We operate in a highly competitive industry, and we may not be able to maintain or increase our current audience ratings and advertising revenues. Our business competes for audiences and advertising revenues with other radio businesses, as well as with other media, such as newspapers, magazines, television, direct mail, portable digital audio players, mobile devices, satellite radio, Internet-based services and live entertainment, within their respective markets. Audience ratings and market shares are subject to change for various reasons, including through consolidation of our competitors through processes such as mergers and acquisitions, which could have the effect of reducing our revenues in a specific market. Our competitors may develop technology, services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. For example, our competitors may develop analytic products for programmatic advertising, and data and research tools, that are superior to those that we provide or that achieve greater market acceptance. It also is possible that new competitors may emerge and rapidly acquire significant market share in our business, or make it more difficult for us to increase our share of advertising partners' budgets. The advertiser/agency ecosystem is diverse and dynamic, with advertiser/agency relationships subject to change. This could have an adverse effect on us if an advertiser client shifts its relationship to an agency with whom we do not have as good a relationship. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

        Our ability to compete effectively depends in part on our ability to achieve a competitive cost structure. If we cannot do so, then our business, financial condition and operating results would be adversely affected.

If events occur that damage our reputation and brand, our ability to grow our user base, advertiser relationships, and partnerships may be impaired and our business may be harmed.

        We have developed a brand that we believe has contributed to our success. We also believe that maintaining and enhancing our brand is critical to growing our user base, advertiser relationships and partnerships. The iHeartRadio master brand ties together our radio stations, digital platforms, social, podcasts and live events in a unified manner that reflects the quality and compelling nature of our listener experiences. Maintaining and enhancing our brand depends on many factors, including factors that are not entirely within our control. If we fail to successfully promote and maintain our brand or if we suffer damage to the public perception of our brand, our business may be harmed.

Our business is dependent on our management team and other key individuals.

        Our business is dependent upon the performance of our management team and other key individuals. Although we have entered into agreements with members of our senior management team and certain other key individuals, we can give no assurance that any or all of them will remain with us, or that we will be able to extend the terms of our agreements with them. We may also continue to make changes to the composition of, and the roles and responsibilities of, our management team. Competition for these individuals is intense and many of our key employees are at-will employees who are under no obligation to remain with us, and may decide to leave for a variety of personal or other reasons beyond our control. We also experienced management transition in connection with the Separation and Reorganization. For instance, our former treasurer became the Chief Financial Officer of CCOH, and we have a relatively new General Counsel. If members of our management or key individuals decide to leave us in the future, if we decide to make further changes to the composition of, or the roles and responsibilities of, these individuals, or if we are not successful in attracting, motivating and retaining other key employees, our business could be adversely affected.

Our financial performance may be adversely affected by many factors beyond our control.

        Certain factors that could adversely affect our financial performance by, among other things, decreasing overall revenues, the numbers of advertising customers, advertising fees or profit margins include:

  •
  unfavorable fluctuations in operating costs, which we may be unwilling or unable to pass through to our customers;

  •
  our inability to successfully adopt or our being late in adopting technological changes and innovations that offer more attractive advertising or listening alternatives than what we offer, which could result in a loss of advertising customers or lower advertising rates, which could have a material adverse effect on our operating results and financial performance;

  •
  our inability to realize or maintain cost savings from the Separation or other expense discipline and cost management initiatives;

  •
  the impact of potential new or increased royalties or license fees charged for terrestrial radio broadcasting or the provision of our digital services, which could materially increase our expenses;

  •
  unfavorable shifts in population and other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

  •
  continued dislocation of advertising agency operations from new technologies and media buying trends;

  •
  adverse political effects and acts or threats of terrorism or military conflicts; and

  •
  unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract key employees.

Future acquisitions, dispositions and other strategic transactions could pose risks.

        We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions of certain businesses as well as strategic dispositions. These acquisitions or dispositions could be material. Acquisitions or dispositions involve numerous risks, including:

  •
  our acquisitions may prove unprofitable and fail to generate anticipated cash flows:

  •
  to successfully manage our business, we may need to:

  •
  recruit additional senior management as we cannot be assured that senior management of acquired businesses will continue to work for us and we cannot be certain that our recruiting efforts will succeed, and

  •
  expand corporate infrastructure to facilitate the integration of our operations with those of acquired businesses, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

  •
  we may enter into markets and geographic areas where we have limited or no experience;

  •
  we may encounter difficulties in the integration of new management teams, operations and systems;

  •
  our management's attention may be diverted from other business concerns;

  •
  our dispositions may negatively impact revenues from our national, regional and other sales networks; and

  •
  our dispositions may make it difficult to generate cash flows from operations sufficient to meet our anticipated cash requirements, including debt service requirements.

        Acquisitions and dispositions of media and entertainment businesses may require antitrust review by U.S. federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the Department of Justice ("DOJ"), the U.S. Federal Trade Commission ("FTC") or foreign antitrust agencies will not seek to bar us from acquiring or disposing of media and entertainment businesses or impose stringent undertaking on our business as a condition to the completion of an acquisition in any market where we already have a significant position.

        Further, radio acquisitions are subject to Federal Communications Commission ("FCC") approval. Such transactions must comply with the Communications Act and FCC regulatory requirements and policies, including with respect to the number of broadcast licenses in which a person or entity may have an ownership or attributable interest in a given local market and the level of interest that may be held by foreign individuals or entities. The FCC's media ownership rules remain subject to ongoing agency and court proceedings. Future changes could restrict our ability to dispose of or acquire new radio assets or businesses. See "Business—Regulation of our Business."

Extensive current government regulation, and future regulation, may limit our radio broadcasting and other operations or adversely affect our business and financial results.

        The U.S. Congress (the "Congress") and several federal agencies, including the FCC, extensively regulate the domestic radio broadcasting industry. For example, the FCC could impact our profitability by imposing large fines on us if, in response to pending or future complaints, it finds that we committed violations of FCC regulations governing programming or other matters. For instance, FCC regulations prohibit the broadcast of "obscene" material at any time, and "indecent" material between the hours of 6:00 a.m. and 10:00 p.m. The FCC has historically enforced licensee compliance in this area through the assessment of monetary forfeitures. Such forfeitures may include: (i) imposition of the maximum authorized fine for egregious cases ($407,270 for a single violation, up to a maximum of $3,759,410 for a continuing violation); and (ii) imposition of fines on a per utterance basis instead of a single fine for an entire program. The FCC has also recently increased its enforcement of regulations requiring a radio station to include an on-air announcement which identifies the sponsor of all advertisements and other matter broadcast by any radio station for which any money, service or other valuable consideration is received. Similarly, the FCC has recently sought to impose substantial fines on broadcasters who transmit EAS codes, or simulations thereof, in the absence of an actual emergency or authorized test of the EAS.

        Additionally, we cannot be sure that the FCC will approve renewal of the licenses we must have in order to operate our stations. Nor can we be assured that our licenses will be renewed without conditions and for a full term. Beginning in June 2019 and continuing through April 2022, we (along with all other FCC radio broadcast licensees) are submitting applications to renew the FCC licenses for each of our broadcast radio stations on an every two-month rolling schedule by state. The non-renewal, or conditioned renewal, of a substantial number of these FCC licenses could have a materially adverse impact on our operations. Furthermore, possible changes in interference protections, spectrum allocations and other technical rules may negatively affect the operation of our stations. For example, in October 2015, the FCC proposed rules which could reduce the degree of interference protection afforded to certain of our AM radio stations that serve wide areas. The FCC has adopted rules which may limit our ability to prevent interference by FM translators to the reception of our full-power radio stations. In addition, Congress, the FCC and other regulatory agencies have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, have an adverse effect on our business operations and financial performance. For example, Congress may consider and adopt legislation that would impose an obligation upon all U.S. broadcasters to pay performing artists a royalty for the on-air broadcast of their sound recordings (this would be in addition to payments already made by broadcasters to owners of musical work rights, such as songwriters, composers and publishers). In October 2018, legislation was signed into law that creates a public performance right for pre-February 15, 1972 recordings streamed online. This law may increase our licensing costs. Moreover, it is possible that our license fees and negotiating costs associated with obtaining rights to use musical compositions and sound recordings in our programming content could sharply increase as a result of private negotiations, one or more regulatory rate-setting processes, or administrative and court decisions. The Copyright Royalty Board ("CRB") has issued a final determination establishing copyright royalty rates for the public performance and ephemeral reproduction of sound recordings by various non-interactive webcasters, including radio broadcasters that simulcast their terrestrial programming online, to apply to the period from January 1, 2016 to December 31, 2020 under the webcasting statutory license. A proceeding to establish the rates for 2021 to 2025 began in 2019. Increased royalty rates could significantly increase our expenses, which could adversely affect our business. Additionally, there are conditions applicable to the webcasting statutory license. Some, but not all, record companies have agreed to waive or provide limited relief from certain of these conditions under certain circumstances for set periods of time. Some of these conditions may be inconsistent with customary radio broadcasting practices and various regulatory matters relating to our business are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our business.

If our security measures are breached, we could lose valuable information, suffer disruptions to our business, and incur expenses and liabilities including damages to our relationships with listeners, consumers, business partners, employees and advertisers.

        Although we have implemented physical and electronic security measures that are designed to protect against the loss, misuse and alteration of our websites, digital assets and proprietary business information as well as listener, consumer, business partner and advertiser personally identifiable information, no security measures are perfect and impenetrable and we may be unable to anticipate or prevent unauthorized access. Our websites and digital platforms are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data. A security breach could occur due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our services and technical infrastructure to the satisfaction of our listeners may harm our reputation and our ability to retain existing listeners and attract new listeners. We cannot assure you that the systems and processes that we have designed to protect our data and our listeners' data, to prevent data loss and to prevent or detect security breaches will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks. If an actual or perceived breach of our security occurs, we may face regulatory or civil liability, lose competitively sensitive business information or suffer disruptions to our business operations, information processes and internal controls. In addition, the public perception of the effectiveness of our security measures or services could be harmed, we could lose listeners, consumers, business partners and advertisers. In the event of a security breach, we could suffer financial exposure in connection with penalties, remediation efforts, investigations and legal proceedings and changes in our security and system protection measures. Currently, not all of our systems are fully compliant with the new E.U. GDPR standards and, as a result, we may face additional liability in the event of a security breach. In Europe, we may be required to notify European Data Protection Authorities, within strict time periods, about any personal data breaches, unless the personal data breach is unlikely to result in a risk to the rights and freedoms of the affected individuals. We may also be required to notify the affected individuals of the personal data breach where there is a high risk to their rights and freedoms. If we suffer a personal data breach, we could be fined up to EUR 20 million or 4% of worldwide annual turnover of the preceding financial year, whichever is greater. Any data breach by service providers that are acting as data processors (i.e., processing personal data on our behalf) could also mean that we are subject to these fines and have to comply with the notification obligations set out above.

The Separation could result in significant tax liability or other unfavorable tax consequences to us.

        The transactions related to the Separation were intended to be taxable transactions. The gain or loss recognized with respect to these transactions will depend on, among other things: (a) the value and tax basis of the assets transferred in the distribution of the radio business and the value and tax basis of the CCOH common stock on the Effective Date (such values will be determined by reference to, among other things, the trading value of the iHeartMedia equity and the CCOH common stock following the Effective Date); (b) complex modeling considerations under certain U.S. Treasury regulations; (c) the amount of cancellation of indebtedness income realized in connection with the iHeartMedia's Chapter 11 proceedings; and (d) the extent to which any "excess loss accounts" (as defined under applicable U.S. Treasury regulations) are taken into account. The extent to which any related taxable gain or loss will result in any cash tax liabilities will depend on whether the tax attributes of iHeartMedia and its subsidiaries, including the net operating losses ("NOLs") of iHeartMedia and its subsidiaries (including CCOH and its subsidiaries), are sufficient to offset any net taxable gain and income attributable to the transactions related to the Separation.

        In addition, the merger of CCOH into CCH (the "Merger") was intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the obligation of each of the parties thereto to effect the Merger was conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsels. These tax opinions represent the legal judgment of counsel who rendered the opinions and are not binding on the Internal Revenue Service (the "IRS") or the courts. If the IRS makes a subsequent determination that the Merger does not qualify as a "reorganization," then additional tax liability could arise.

        Based on our analysis to date of the various factors that will influence whether the Separation resulted in material cash tax liabilities, we do not expect any material cash tax liability resulting from the Separation. However, the analysis of the Separation will continue until the tax return for the 2019 tax year is filed. In addition, there may be some uncertainty with respect to the factors that determine whether the Separation gave rise to cash tax liability, even after appropriate tax returns are filed. Accordingly, we cannot say with certainty that no material cash tax liability will be owed as a result of the Separation and the transactions related thereto. To the extent the Separation and the transactions related thereto do give rise to any cash tax liability, CCOH, iHeartCommunications, iHeartMedia and various other entities would be jointly and severally liable under applicable law for any such amounts.

The allocation of such liabilities among iHeartMedia and its subsidiaries (the "iHeartMedia Group") and CCOH are addressed by a Tax Matters Agreement that was entered into in connection with the Separation.

        In addition, we expect that, as a result of the cancellation of indebtedness income realized by the debtors in connection with iHeartMedia's Chapter 11 proceeds, certain of the iHeartMedia Group's tax attributes will be subject to significant reduction or elimination.

Transfers of iHeartMedia's equity in connection with iHeartMedia's Chapter 11 proceedings and cancellation of indebtedness income realized by the debtors in the iHeartMedia Chapter 11 proceedings may impair the iHeartMedia Group's ability to utilize its U.S. federal income tax NOL carryforwards in future years.

        Under U.S. federal income tax law, a corporation is generally permitted to deduct from taxable income NOLs carried forward from prior years. To the extent any such tax attributes survive the reduction in tax attributes described above, the iHeartMedia Group's ability to utilize these tax attributes to offset future taxable income and to reduce U.S. federal income tax liability is subject to certain requirements and restrictions. Specifically, iHeartMedia experienced an "ownership change," as defined in Section 382 of the Code, in connection with the Chapter 11 proceedings. Accordingly, the iHeartMedia Group's ability to use any surviving tax attributes may be substantially limited, which could have a negative impact on our financial position and results of operations. Under Section 382 of the Code, absent an applicable exception, if a corporation undergoes an "ownership change," the amount of U.S. federal income tax attributes existing prior to the change that it can utilize to offset its taxable income in future taxable years generally is subject to an annual limitation in an amount equal to the value of its stock immediately prior to the ownership change multiplied by the long-term tax-exempt rate, subject to adjustments to reflect the differences between the fair market value of the corporation's assets and the tax basis in such assets and various other complex rules and adjustments.

        Additionally, as noted above, we expect that certain of the iHeartMedia Group's tax attributes will be subject to significant reduction or elimination as a result of the cancellation of indebtedness income realized by the debtors in connection with iHeartMedia's Chapter 11 proceedings.

        Accordingly, there can be no assurance that the iHeartMedia Group will be able to utilize the iHeartMedia Group's U.S. federal income tax NOL carryforwards or certain of the iHeartMedia Group's other tax attributes to offset future taxable income.

The ongoing effects of the Chapter 11 Cases following our emergence could adversely affect our business and relationships.

        We have only recently emerged from bankruptcy. Our ability to change the public perception relating to our recently consummated Chapter 11 Cases may have an impact on our ability to continue to attract our audience, which is critical to our ability to achieve long-term profitability, and a negative public perception of our business due to our recently consummated bankruptcy proceedings may have a materially adverse effect on our results of operations and financial condition, particularly because our ability to achieve long-term profitability depends on our ability to reach our audience.

        Furthermore, we may be subject to ongoing claims that were not discharged in the Chapter 11 Cases and such claims may be significant.

Our actual financial results following our emergence from the Chapter 11 Cases will not be comparable to our historical financial information.

        Following the Separation and Reorganization, we began to operate under a new capital structure. As a result of the Separation and Reorganization, we will not include CCOH in our consolidated financial statements following the Effective Date. In addition, we adopted fresh-start accounting and, as a result, at the Effective Date, our assets and liabilities were recorded at fair value, which resulted in values that are different than the values recorded in our historical financial statements. Accordingly, our financial condition and results of operations from and after the Effective Date are not comparable to the financial condition or results of operations reflected in our historical financial statements. As a result of all these factors, our historical financial information is not indicative of our future financial performance.

The unaudited pro forma condensed consolidated financial information in this offering memorandum is based on estimates and assumptions that may prove to be materially different from our actual experience.

        In preparing the unaudited pro forma condensed consolidated financial information included elsewhere in this offering memorandum, we have made certain adjustments to the historical consolidated financial information based upon currently available information and upon estimates and assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Separation, the Reorganization and the application of fresh start accounting. However, these estimates are predicated on assumptions, judgments and other information which are inherently uncertain.

        These estimates and assumptions used in the preparation of the unaudited pro forma condensed consolidated financial information in this offering memorandum may be materially different from our actual financial condition and results of operation. The unaudited pro forma condensed consolidated financial information included elsewhere in this offering memorandum does not purport to represent what our results of operations would actually have been had the Separation and Reorganization occured during the periods presented, nor do the pro forma data give effect to any events other than those discussed in the unaudited pro forma condensed consolidated financial information and related notes. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

In connection with the Separation, the Outdoor Group agreed to indemnify us and we agreed to indemnify the Outdoor Group for certain liabilities. There can be no assurance that the indemnities from the Outdoor Group will be sufficient to insure us against the full amount of such liabilities.

        Pursuant to agreements that we entered into with the Outdoor Group in connection with the Separation, the Outdoor Group agreed to indemnify us for certain liabilities, and we agreed to indemnify the Outdoor Group for certain liabilities. For example, we will indemnify the Outdoor Group for liabilities to the extent such liabilities related to the business, assets and liabilities of the iHeartMedia as well as liabilities relating to a breach of the Separation Agreement. We will also indemnify the Outdoor Group for 50% of certain tax liabilities imposed on the Outdoor Group in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with our aggregate liability limited to $15.0 million, and will reimburse the Outdoor Group for one-third of potential costs relating to certain agreements between the Outdoor Group and third parties in excess of $10.0 million up to the first $35.0 million of such costs such that we will not bear more than $8.33 million of such costs. However, third parties might seek to hold us responsible for liabilities that the Outdoor Group agreed to retain, and there can be no assurance that the Outdoor Group will be able to fully satisfy their respective indemnification obligations under these agreements. In addition, indemnities that we may be required to provide to the Outdoor Group could be significant and could adversely affect our business.

The transition of our board of directors following our emergence from bankruptcy may compromise our ability to compete effectively.

        The new directors who began serving on our board on the Effective Date have different backgrounds, experiences and perspectives from those individuals who have historically served on our Board and may have different views on the direction of our business and the issues that will determine our future. The effect of implementation of those views may be difficult to predict and may, in the short term, result in disruption to the strategic direction of the business.

        Additionally, the ability of our new directors to quickly expand their knowledge of our operations will be critical to their ability to make informed decisions about our business and strategies, particularly given the competitive environment in which we operate. The transition of our Board may, during the period of transition, compromise our ability to compete effectively.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical consolidated financial statements incorporated by reference in this offering memorandum. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 gives effect to the Separation, the Reorganization and the application of fresh start accounting as if they had occurred on March 31, 2019. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 give effect to the Separation, the Reorganization and the application of fresh start accounting as if they had occurred on January 1, 2018. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2017 and 2016 give effect to the Separation as if it had occurred on January 1, 2016. All pro forma adjustments and underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial data presented in this offering memorandum is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Separation, the Reorganization and the application of fresh start accounting were completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Because the application of fresh start accounting has not been completed as of the date of this offering memorandum, the estimates and assumptions regarding the impact are preliminary. The actual impact of the application of fresh start accounting will be determined when effectuated, and management expects the actual impact to differ from the estimates and assumptions used in these unaudited pro forma condensed consolidated financial statements, and these differences could be material. Furthermore, the ability of iHeartMedia to realize the benefits of the Separation and the Reorganization remains subject to a number of risks and uncertainties. See "Risk Factors."

        The unaudited pro forma condensed consolidated statements of operations do not include the effects of nonrecurring items arising directly as a result of the transactions described above. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 and for the years ended December 31, 2018, 2017 and 2016 have been derived from the historical consolidated financial statements incorporated by reference in this offering memorandum. The amounts in the tables may not add due to rounding.

        You should read these unaudited pro forma condensed consolidated financial statements in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

  •
  the audited historical consolidated financial statements of iHeartMedia as of and for the three years ended December 31, 2018, which are incorporated by reference in this offering memorandum;

  •
  the unaudited historical consolidated financial statements of iHeartMedia as of March 31, 2019 and for the three months ended March 31, 2019 and 2018, which are incorporated by reference in this offering memorandum; and

  •
  the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this offering memorandum.

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 and statements of operations for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 give effect to the application of fresh start accounting and reporting in accordance with ASC 852—Reorganizations ("ASC 852"), which requires the Company to reflect the financial statements of iHeartMedia on a fair value basis as of the Effective Date. The pro forma adjustments are based on an assumed enterprise value of approximately $8.75 billion, which is the midpoint of a range of estimated enterprise values of $8.0 billion to $9.5 billion as of January 22, 2019, as confirmed by the Bankruptcy Court. Refer to the notes to the unaudited pro forma condensed consolidated financial statements for a reconciliation of the midpoint of enterprise value to reorganization value.

        Estimated fair values of assets and liabilities presented in the unaudited pro forma condensed consolidated balance sheet, and the related impacts on the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 are based on preliminary valuations and are subject to further revisions and adjustments. Updates to such preliminary valuations will be completed in the periods subsequent to those reported in this offering memorandum and will be calculated as of the Effective Date. To the extent such updates reflect valuations different than those used in these unaudited pro forma condensed consolidated financial statements, there may be adjustments in the values of certain assets and liabilities and related tax impacts, and such adjustments may also affect revenues, expenses and related gains or losses from the Separation, the Reorganization and the application of fresh start accounting that would be recognized in the statement of operations for future periods, including the Effective Date. As such, the following pro forma financial statements are not intended to represent our actual post-Effective Date financial condition or results of operations, and any differences could be material.

        In addition, the historical consolidated financial statements of the Company will not be comparable to these unaudited pro forma condensed consolidated financial statements or to the financial statements following the Effective Date of the Reorganization due to the Separation, the effects of the Reorganization and the impact of applying fresh start accounting.

        As more fully discussed elsewhere in this offering memorandum, the following occurred as part of the Reorganization:

  •
  the existing indebtedness of iHeartCommunications of approximately $16 billion was discharged, the Company entered into the Term Loan Facility and the ABL Facility and issued the Senior Secured Notes and the Senior Unsecured Notes, which resulted in approximately $5.8 billion in the aggregate of outstanding indebtedness;

  •
  all balances included within Liabilities subject to compromise were settled or reinstated; and

  •
  Class A common stock and Class B common stock of iHeartMedia, along with Special Warrants to purchase shares of Class A common stock or Class B common stock of iHeartMedia, were issued to holders of claims pursuant to the Plan of Reorganization.

        In addition, as part of the separation and settlement agreement entered into in connection with the Separation, iHeart Communications and CCOH consummated the following transactions:

  •
  the cash sweep agreement under a corporate services agreement and any agreements or licenses requiring royalty payments to iHeartMedia by CCOH for trademarks or other intellectual property ("Trademark License Fees") were terminated;

  •
  iHeartCommunications, iHeartMedia, iHeartMedia Management Services, Inc. and CCOH entered into a transition services agreement (the "Transition Services Agreement") to provide administrative services currently and historically provided to CCOH by iHeartCommunications;

  •
  the Trademark License Fees charged to CCOH during the post-petition period were waived by iHeartMedia;

  •
  the post-petition intercompany balance due to iHeartCommunications was repaid, after being adjusted for the post-petition Trademark License Fees charged to CCOH during the post-petition period;

  •
  iHeartMedia contributed the rights, title and interest in and to all tradenames, trademarks, service marks, common law marks and other rights related to the Clear Channel tradename (the "CC Intellectual Property") to CCOH;

  •
  iHeartMedia paid $115.8 million to CCOH, which consisted of the $149.0 million payment by iHeartCommunications to CCOH as CCOH's recovery of its claims under the Due from iHeartCommunications Note, partially offset by the $33.2 million net amount payable to iHeartCommunications under the post-petition intercompany balance between iHeartCommunications and CCOH, after adjusting for the post-petition Trademark License Fees which were waived as part of the settlement agreement; and

  •
  iHeart Operations, Inc. issued preferred stock to a third party for cash.

 IHEARTMEDIA, INC.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
As of March 31, 2019
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for Separation of the Outdoor Group	Reorganization Adjustments (B)		Fresh Start Adjustments (C)		Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
ASSETS
Cash and cash equivalents	$448,130	$(170,510)	$277,620	$(247,913)	(1)	$—		$29,707
Accounts receivable, net of allowance	1,387,122	(636,520)	750,602	—		(10,810)		739,792
Prepaid expenses	179,823	(59,232)	120,591	—		(23,507)	(2)	97,084
Other current assets	74,977	(31,642)	43,335	8,250	(1)	—		51,585

Total Current Assets	2,090,052	(897,904)	1,192,148	(239,663)		(34,317)		918,168
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,014,688	(1,014,688)	—	—		—		—
Other property, plant and equipment, net	726,550	(229,872)	496,678	—		312,991	(3)	809,669
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles—licenses	2,326,533	—	2,326,533	—		(49,892)	(1)	2,276,641
Indefinite-lived intangibles—permits	971,163	(971,163)	—	—		—		—
Other intangible assets, net	439,864	(249,184)	190,680	(83,909)	(2)	2,241,140	(1)	2,347,911
Goodwill	4,118,312	(702,819)	3,415,493	—		(89,911)	(1)	3,325,582
OTHER ASSETS
Operating lease right-of-use assets	2,359,275	(2,004,486)	354,789	—		512,692	(4)	867,481
Other assets	239,533	(99,706)	139,827	—		(56,558)	(2)	83,269

Total Assets	$14,285,970	$(6,169,822)	$8,116,148	$(323,572)		$2,836,145		$10,628,721

CURRENT LIABILITIES
Accounts payable	$146,853	$(105,026)	$41,827	$2,744		$—		$44,571
Current operating lease liabilities	366,902	(366,433)	469	32,065	(5)	16,829	(4)	49,363
Accrued expenses	632,078	(458,582)	173,496	(39,515)	(1)(5)	—		133,981
Accrued interest	12,323	(11,649)	674	(674)		—		—
Deferred income	234,672	(103,148)	131,524	—		3,092	(5)	134,616
Current portion of long-term debt	46,744	(234)	46,510	6,583	(5)	—		53,093

Total Current Liabilities	1,439,572	(1,045,072)	394,500	1,203		19,921		415,624

Long-term debt	5,293,405	(5,293,405)	—	5,758,110	(4)(5)	(4,000)	(5)	5,754,110
Noncurrent operating lease liabilities	1,669,447	(1,668,558)	889	397,158	(5)	406,921	(4)	804,968
Mandatorily redeemable preferred stock	—	—	—	60,000	(3)	—		60,000
Deferred income taxes	323,434	(323,434)	—	624,865	(5)(6)	293,843	(7)	918,708
Other long-term liabilities	296,896	(176,194)	120,702	(60,919)	(5)(7)	(3,134)	(5)	56,649
Liabilities subject to compromise	16,829,329	—	16,829,329	(16,829,329)	(5)	—		—
Commitments and contingent liabilities
STOCKHOLDERS' EQUITY (DEFICIT)
Noncontrolling interest	11,437	(11,051)	386	—		8,557		8,943
Common stock	92	—	92	(92)	(9)	—		—
New iHeartMedia, Inc. common stock, par value $.01 per share	—	—	—	145	(9)	—		145
Additional paid-in capital	2,075,025	—	2,075,025	536,248	(8)(9)	(1,699)		2,609,574
Accumulated deficit	(13,330,821)	2,042,219	(11,288,602)	9,186,477		2,102,125	(6)	—
Accumulated other comprehensive income	(319,284)	305,673	(13,611)	—		13,611	(6)	—
Costs of shares held in treasury	(2,562)	—	(2,562)	2,562	(9)	—		—

Total Stockholders' Equity (Deficit)	(11,566,113)	2,336,841	(9,229,272)	9,725,340		2,122,594		2,618,662

Total Liabilities and Stockholders' Equity (Deficit)	$14,285,970	$(6,169,822)	$8,116,148	$(323,572)		$2,836,145		$10,628,721

 IHEARTMEDIA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2019
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for Separation of the Outdoor Group	Reorganization Adjustments (B)		Fresh Start Adjustments (C)		Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
Revenue	$1,381,899	$(586,102)	$795,797	$—		$33	(2)(3)	$795,830
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	614,919	(347,804)	267,115	—		1,843	(3)(4)	268,958
Expenses (excludes depreciation and amortization)	455,723	(122,743)	332,980	—		(1,997)	(3)	330,983
Corporate expenses (excludes depreciation and amortization)	74,700	(27,846)	46,854	3,812	(5)	(888)	(3)	49,778
Depreciation and amortization	113,366	(75,076)	38,290	(2,248)	(1)	56,497	(1)	92,539
Impairment charges	91,382	—	91,382	—		—		91,382
Other operating expense, net	(3,549)	3,522	(27)	—		—		(27)

Operating income (loss)	28,260	(9,111)	19,149	(1,564)		(55,422)		(37,837)
Interest expense, net	114,764	(114,052)	712	101,951	(2)(3)	—		102,663
Equity in loss of nonconsolidated affiliates	(214)	207	(7)	—		—		(7)
Loss on extinguishment of debt	(5,474)	5,474	—	—		—		—
Other expense, net	(10,722)	358	(10,364)	—		—		(10,364)
Reorganization items, net	36,118	—	36,118	(36,118)	(4)	—		—

Loss before income taxes	(139,032)	110,980	(28,052)	(67,397)		(55,422)		(150,871)
Income tax benefit	3,431	57,763	61,194	16,849		13,855		91,898

Consolidated net income (loss)	$(135,601)	$168,743	$33,142	$(50,548)		$(41,567)		$(58,973)

 IHEARTMEDIA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2018
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for Separation of the Outdoor Group	Reorganization Adjustments (B)		Fresh Start Adjustments (C)		Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
Revenue	$1,369,648	$(596,862)	$772,786	$—		$(73)	(2)(3)	$772,713
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	602,355	(361,289)	241,066	—		4,642	(3)(4)	245,708
Selling, general and administrative expenses (excludes depreciation and amortization)	472,987	(126,895)	346,092	—		(2,067)	(3)	344,025
Corporate expenses (excludes depreciation and amortization)	78,734	(25,822)	52,912	7,686	(5)	—		60,598
Depreciation and amortization	151,434	(84,060)	67,374	(2,248)	(1)	27,413	(1)	92,539
Other operating expense, net	(3,286)	54	(3,232)	—		—		(3,232)

Operating income	60,852	1,258	62,110	(5,438)		(30,061)		26,611
Interest expense, net	418,397	(97,264)	321,133	(219,257)	(2)(3)	—		101,876
Equity in earnings (loss) of nonconsolidated affiliates	157	(188)	(31)	—		—		(31)
Loss on extinguishment of debt	100	—	100	—		—		100
Other expense, net	(1,063)	(19,453)	(20,516)	—		—		(20,516)
Reorganization items, net	192,055	—	192,055	(192,055)	(4)	—		—

Loss before income taxes	(550,406)	78,881	(471,525)	405,874		(30,061)		(95,712)
Income tax benefit	117,366	45,367	162,733	(101,468)		7,515		68,780

Consolidated net loss	$(433,040)	$124,248	$(308,792)	$304,406		$(22,546)		$(26,932)

 IHEARTMEDIA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2018
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for Separation of the Outdoor Group	Reorganization Adjustments (B)		Fresh Start Adjustments (C)		Pro Forma for Separation, Reorganization and the Application of Fresh Start Accounting
Revenue	$6,325,780	$(2,714,457)	$3,611,323	$—		$(292)	(2)(3)	$3,611,031
Operating expenses:				—
Direct operating expenses (excludes depreciation and amortization)	2,532,948	(1,470,575)	1,062,373	—		18,569	(3)(4)	1,080,942
Selling, general and administrative expenses (excludes depreciation and amortization)	1,896,503	(519,572)	1,376,931	—		(8,269)	(3)	1,368,662
Corporate expenses (excludes depreciation and amortization)	337,218	(109,710)	227,508	30,503	(5)	—		258,011
Depreciation and amortization	530,903	(318,952)	211,951	(8,990)	(1)	167,194	(1)	370,155
Impairment charges	40,922	(7,772)	33,150	—		—		33,150
Other operating expense, net	(6,768)	(2,498)	(9,266)	—		—		(9,266)

Operating income	980,518	(290,374)	690,144	(21,513)		(177,786)		490,845
Interest expense, net	722,931	(388,133)	334,798	72,985	(2)(3)	—		407,783
Equity in earnings of nonconsolidated affiliates	1,020	(904)	116	—		—		116
Gain on extinguishment of debt	100	—	100	—		—		100
Other expense, net	(58,876)	35,297	(23,579)	—		—		(23,579)
Reorganization items, net	356,119	—	356,119	(356,119)	(4)	—		—

Income (Loss) before income taxes	(156,288)	132,152	(24,136)	261,621		(177,286)		59,699
Income tax expense	(46,351)	32,515	(13,836)	(65,405)		44,447		(34,794)

Consolidated net income (loss)	$(202,639)	$164,667	$(37,972)	$196,216		$(133,339)		$24,905

 IHEARTMEDIA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2017
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for the Separation of the Outdoor Group
Revenue	$6,168,431	$(2,581,784)	$3,586,647
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,468,724	(1,409,601)	1,059,123
Selling, general and administrative expenses (excludes depreciation and amortization)	1,842,222	(496,159)	1,346,063
Corporate expenses (excludes depreciation and amortization)	311,898	(103,250)	208,648
Depreciation and amortization	601,295	(325,991)	275,304
Impairment charges	10,199	(4,159)	6,040
Other operating income, net	35,704	(26,391)	9,313

Operating income	969,797	(269,015)	700,782
Interest expense, net	1,864,136	(379,701)	1,484,435
Equity in loss of nonconsolidated affiliates	(2,855)	990	(1,865)
Gain on extinguishment of debt	1,271	—	1,271
Other expense, net	(20,194)	(28,755)	(48,949)

Loss before income taxes	(916,117)	82,921	(833,196)
Income tax benefit	457,406	(280,218)	177,188

Consolidated net loss	$(458,711)	$(197,297)	$(656,008)

 IHEARTMEDIA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2016
(in thousands)

	Historical	Separation of the Outdoor Group (A)	Pro Forma for the Separation of the Outdoor Group
Revenue	$6,251,000	$(2,676,367)	$3,574,633
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,395,037	(1,418,319)	976,718
Selling, general and administrative expenses (excludes depreciation and amortization)	1,726,118	(513,497)	1,212,621
Corporate expenses (excludes depreciation and amortization)	341,072	(115,905)	225,167
Depreciation and amortization	635,227	(344,124)	291,103
Impairment charges	8,000	(7,274)	726
Other operating income (expense), net	353,556	(354,688)	(1,132)

Operating income	1,499,102	(631,936)	867,166
Interest expense, net	1,850,119	(375,029)	1,475,090
Equity in loss of nonconsolidated affiliates	(16,733)	1,689	(15,044)
Gain on extinguishment of debt	157,556	—	157,556
Other expense, net	(86,009)	70,151	(15,858)

Loss before income taxes	(296,203)	(185,067)	(481,270)
Income tax benefit	49,631	77,499	127,130

Consolidated net loss	$(246,572)	$(107,568)	$(354,140)

 Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTE 1—PRO FORMA BALANCE SHEET ADJUSTMENTS

        In order to reflect the pro forma capital structure of iHeartMedia, the unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 includes the following adjustments related to the Separation, the Reorganization and the application of fresh start accounting:

A.
The Separation

        On May 1, 2019, as part of the Separation, the outstanding shares of both classes of CCOH common stock were consolidated such that CCH held all of the outstanding CCOH Class A common stock that was held by subsidiaries of iHeartCommunications, through a series of share distributions by other subsidiaries that held CCOH common stock and a conversion of CCOH Class B common stock that CCH held to CCOH Class A common stock. Prior to the Separation, iHeartCommunications owned approximately 89.1% of the economic rights and approximately 99% of the voting rights of CCOH. To complete the Separation, CCOH merged with and into CCH, with CCH surviving the merger and changing its name to Clear Channel Outdoor Holdings, Inc., and pre-merger shares of CCOH Class A common stock (other than shares of CCOH Class A common stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) were converted into an equal number of shares of post-merger common stock of CCOH. iHeartCommunications transferred the post-merger common stock of CCOH it held to Claimholders pursuant to the Plan of Reorganization but retained 31,269,762 shares which were distributed to two affiliated Claimholders when the iHeartCommunications Warrants were exercised for nominal consideration. Upon completion of the merger and distribution of the shares held by iHeartCommunications to Claimholders, CCOH became an independent public company.

        The balance sheet adjustments reflect the assets and liabilities of CCOH, which are derived from the consolidated balance sheet of CCOH included in CCOH's Quarterly Report on Form 10-Q for the three months ended March 31, 2019. CCOH's assets and liabilities are adjusted to: (1) eliminate the balance on the Due from iHeartCommunications Note and the balance on the intercompany payable due to iHeartCommunications from CCOH's consolidated balance sheet, which are intercompany amounts that were eliminated in consolidation; (2) eliminate CCOH's Noncontrolling interest and treasury shares; and (3) eliminate other intercompany balances.

B.
Reorganization Adjustments

        The following are adjustments to reflect the impact of the Reorganization. The difference between the settled amount of a liability and its recorded amount are reflected as an adjustment to Accumulated deficit.

(1)
Sources and Uses of Cash (in millions):

Historical cash at March 31, 2019	$277.6
Net cash received from exit financing	5,748.2
Cash paid to predecessor debtholders	(5,750.0)
Payment to CCOH to settle intercompany balances	(115.8	)(a)
Proceeds from sale of preferred stock	58.4
Payments made for professional fees	(157.0	)(b)
Release of restricted cash (Other current assets)	3.4
Payments to cure contracts (Liabilities subject to compromise)	(15.6)
Payments for general unsecured claims (Liabilities subject to compromise)	(17.5)
Other cash payments	(1.9	)(b)

Total pro forma use of cash	(247.9)

Pro forma cash upon emergence	$29.7

(a)
Includes the payment by iHeartCommunications to CCOH of $149.0 million as CCOH's recovery of its claims under the Due from iHeartCommunications Note and the payment by iHeartMedia of $10.2 million in settlement of the post-petition intercompany balance of $21.6 million as of December 31, 2018, after adjusting for the waiver of $31.8 million of post-petition license fees charged to CCOH by iHeartCommunications during the year ended December 31, 2018, offset by $52.1 million accrued under the corporate services agreement between iHeartCommunications and CCOH (after the termination of royalties and license fees on intellectual property) in favor of iHeartCommunications from January 1, 2019 through March 31, 2019. Also includes $8.8 million paid by iHeartCommunications to CCOH on May 21, 2019 to settle the post-petition intercompany balance accrued in favor of CCOH from April 1, 2019 through the Effective Date (May 1, 2019).

(b)
Includes payments of approximately $40.0 million that were accrued for in the historical balance sheet as of March 31, 2019.
(2)
The contribution of the CC Intellectual Property to CCOH at its historical book value of $83.9 million.

(3)
The issuance by iHeart Operations of $60 million in aggregate liquidation preference of its Series A Perpetual Preferred Stock, par value $0.001 per share, for an aggregate amount equal to $58.4 million, net of issuance costs. On May 1, 2029, the shares of the Preferred Stock will be subject to mandatory redemption for $60 million in cash, plus any accrued and unpaid dividends, unless waived by the holders of the Preferred Stock. Because the Preferred Stock is mandatorily redeemable for cash at a date certain, the Preferred Stock is classified as a liability in the Company's unaudited pro forma condensed consolidated balance sheet.

(4)
The exit financing consists of the Term Loan Facility of approximately $3.5 billion and Senior Secured Notes totaling $800 million, both maturing seven years from the date of issuance, Senior Unsecured Notes totaling $1.45 billion, maturing eight years from the date of issuance, and a $450 million ABL Facility with no amount drawn at emergence, which matures on June 14, 2023.

        The terms from the exit financing are as follows:

(in millions)	Term	Interest Rate	Amount
Term Loan Facility	7 years	Libor + 4.00%	$3,498.2
Senior Secured Notes	7 years	6.375%	800.0
Senior Unsecured Notes	8 years	8.375%	1,450.0
ABL Facility	4 years	Varies(1)	—

Pro forma net proceeds from exit financing			$5,748.2

(1)
Borrowings under the ABL Facility bear interest at a rate per annum equal to the applicable rate plus, at iHeartCommunications' option, either (1) a eurocurrency rate or (2) a base rate. The applicable margin for borrowings under the ABL Facility range from 1.25% to 1.75% for eurocurrency borrowings and from 0.25% to 0.75% for base-rate borrowings, in each case, depending on average excess availability under the ABL Facility based on the most recently delivered borrowing base certificate.
(5)
As part of the Plan of Reorganization, the Bankruptcy Court approved the settlement of claims reported within Liabilities subject to compromise in our consolidated balance sheet at allowed claim amounts.

        The table below indicates the disposition of Liabilities subject to compromise (in millions):

Liabilities subject to compromise pre-emergence	$16,829.3
To be reinstated:
Deferred taxes	(653.5)
Accrued expenses	(0.5)
Current operating lease liabilities	(32.1)
Capital leases(a)	(16.8	)(a)
Noncurrent operating lease liabilities	(397.2)
Other long-term liabilities	(15.8)
Settlement of long-term debt and accrued interest(b)	(15,669.6	)(b)
Payments to cure contracts	(15.6)
Settlement of general unsecured claims	(28.2	)(c)

Liabilities subject to compromise post-emergence	$—

(a)
Includes capital leases liabilities and other debt of $6.6 million and $10.2 million classified as current and long-term debt, respectively.

(b)
Includes Long-term debt of $15,143.7 million and accrued interest of $542.7 million, less reinstated capital leases and other debt of $16.8 million.

(c)
Cash of $11.7 million is reserved for future general unsecured claims and is classified as restricted cash.
(6)
Reflects the reinstatement of deferred tax liabilities included within Liabilities subject to compromise of $653.5 million, offset by an adjustment to net deferred tax liabilities of $28.7 million. Upon emergence from bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, iHeartMedia's federal and state net operating loss carryforwards were reduced in accordance with Code Section 108 due to cancellation of debt income, which is not includable in U.S. federal taxable income. The remaining federal and state net operating loss carryforwards upon emergence totaled $40.8 million. The pro forma reorganization adjustments reflect a reduction in deferred tax assets for federal and state net operating loss carryforwards as described above, a reduction in deferred tax liabilities attributed to long-term debt as a result of the restructuring of our indebtedness upon emergence and a reduction in valuation allowance.

(7)
Upon emergence from bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, we reduced Other long-term liabilities related to unrecognized tax benefits by $76.8 million as a result of the posting of the Governmental Bar Date set by the Bankruptcy Court without proof of claims being filed in relation to the liabilities.

(8)
Pursuant to the terms of the Plan of Reorganization, as of the Effective Date, all pre-emergence common stock and stock-based compensation awards were cancelled without any distribution, resulting in the recognition of $1.7 million in compensation expense immediately prior to our emergence related to the unrecognized portion of share-based compensation. Following the Effective Date, the Company issued 5,542,668 non-qualified stock options and 3,205,360 restricted stock awards pursuant to the Incentive Equity Plan.

(9)
The adjustments reflect the cancellation of iHeartMedia's common stock and related components of its Stockholders' deficit, and the issuance of 56,861,941 shares of iHeartMedia Class A common stock, 6,947,567 shares of Class B common stock and Special Warrants to purchase 81,453,648 shares of Class A common stock or Class B common stock in exchange for claims against or interests in iHeartMedia pursuant to the Plan of Reorganization.

C.
Fresh Start Accounting Adjustments

        We have applied fresh start accounting in accordance with ASC 852—Reorganizations. Fresh start accounting requires the revaluation of our assets and liabilities to fair value, including both existing and new intangible assets, such as FCC licenses, developed technology, customer relationships and tradenames. Fresh start accounting also requires the elimination of all predecessor earnings or deficits in Accumulated deficit and Accumulated other comprehensive loss. These adjustments reflect preliminary estimates and actual amounts recorded as of the Effective Date may be materially different from these estimates.

(1)
Historical goodwill and other intangible assets have been eliminated and we have recognized certain intangible assets at estimated current fair values as part of fresh start accounting and the application of ASC 852, with the most material intangible assets being the FCC licenses related to the Company's 854 radio stations. We have also recorded customer-related, technology-related and marketing-related intangible assets, including the iHeart tradenames.

The following table sets forth preliminary valuations, which are subject to change, of the components of these intangible assets and their estimated useful lives:

(in millions)	Preliminary Fair Value	Estimated Useful Life
FCC licenses(a)	$2,276.6	Indefinite
Customer / advertiser relationships(b)	1,627.0	5 - 15 years
Talent contracts(b)	391.2	2 - 10 years
Trademarks and tradenames(b)	322.4	7 - 15 years
Other(b)	7.3

Total pro forma intangible assets upon emergence	4,624.5
Elimination of historical acquired intangible assets	(2,433.3)

Fresh start adjustment to acquired intangible assets	$2,191.2

(a)
FCC licenses. The fair value of the indefinite-lived FCC licenses was determined primarily using the direct valuation method of the Income Approach and, for smaller markets a combination of the Income approach and the Market Approach. The Company engaged a third-party valuation firm to assist it in the development of the assumptions and the Company's determination of the fair value of its FCC licenses.
  Under the direct valuation method, the fair value of the FCC licenses was calculated at the market level as prescribed by ASC 350. The application of the direct valuation method attempts to isolate the income that is properly attributable to the FCC licenses alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical "greenfield" build-up to a "normalized" enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. Under the direct valuation method, it is assumed that rather than acquiring FCC licenses as part of a going concern business, the buyer hypothetically obtains FCC licenses and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the FCC licenses. In applying the direct valuation method to the Company's FCC licenses, the licenses are grouped by type (e.g. FM licenses vs. AM licenses) and market size in order to ensure appropriate assumptions are used in valuing the various FCC licenses based on population and demographics that influence the level of revenues generated by each FCC license, using industry projections. The key assumptions used in applying the direct valuation method include market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate ("WACC") and terminal values. The WACC was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages based on a market participant capital structure.
  For licenses valued using the Market Transaction Method, the Company used publicly available data, which included sales of comparable radio stations and FCC auction data involving radio broadcast licenses to estimate the fair value of FCC licenses. Similar to the application of the Income approach for the FCC licenses, the Company grouped licenses by type and market size for comparison to historical market transactions.
  The historical book value of the FCC licenses as of March 31, 2019 was subtracted from the fair value of the FCC licenses to determine the pro forma adjustment to decrease the value of Indefinite-lived intangible assets-licenses by $49.9 million.

(b)
Definite-lived intangible assets. Definite-lived intangible assets include customer/advertiser relationships, talent contracts for on-air personalities, trademarks and tradenames and other intangible assets. The Company engaged a third-party valuation firm to assist in developing the assumptions and determining the fair values of each of these assets.

For purposes of estimating the fair values of customer/advertiser relationships and talent contracts, the Company primarily utilized the Income Approach (specifically, the multi-period excess earnings method, or MPEEM) to estimate fair value based on the present value of the incremental after-tax cash flows attributable only to the subject intangible assets after deducting contributory asset charges. The cash flows attributable to each grouping of customer/advertiser relationships were adjusted for the appropriate contributory asset charges (e.g., FCC licenses, working capital, tradenames, technology, workforce, etc.). The discount rate utilized to present-value the after-tax cash flows was selected based on consideration of the overall business risks and the risks associated with the specific assets being valued. Additionally, the Company used the Cost Approach using historical financial data regarding the sales, administrative and overhead expenses related to the Company's selling efforts associated with revenue for both existing and new advertisers. The ratio of expenses for selling efforts to revenue was applied to total revenue from new customers to determine an estimated cost per revenue dollar of revenue generated by new customers. This ratio was applied to total revenue from existing customers to estimate the replacement cost of existing customer/advertiser relationships. The historical book value of customer/advertiser relationships as of March 31, 2019 was subtracted from the fair value of the customer/advertiser relationships determined as described above to determine the pro forma adjustment to increase the value of the customer/advertiser relationship intangible assets by $1,591.5 million.
  For purposes of estimating the fair value of trademarks and tradenames, the Company primarily used the Royalty Savings Method, a variation of the Income approach. Estimated royalty rates were determined for each of the trademarks and tradenames considering the relative contribution to the Company's overall profitability as well as available public information regarding market royalty rates for similar assets. The selected royalty rates were applied to the revenue generated by the trademarks and tradenames to determine the amount of royalty payments saved as a result of owning these assets. The forecasted cash flows expected to be generated as a result of the royalty savings were discounted to present value utilizing a discount rate considering overall business risks and risks associated with the asset being valued. The historical book values of talent contracts, trademarks and tradenames and other intangible assets as of March 31, 2019 were subtracted from the fair values determined as described above to determine the pro forma adjustments as follows:

Talent contracts	$371.5 million increase in value
Trademarks and tradenames	$274.3 million increase in value
Other	$3.9 million increase in value

  The following table sets forth the estimated adjustments to goodwill (in millions):

Pro forma reorganization value	$10,628.7
Less: Fair value of pro forma assets (excluding goodwill)	(7,303.1)

Total pro forma goodwill upon emergence	3,325.6
Elimination of historical goodwill	(3,415.5)

Fresh start adjustment to goodwill	$(89.9)

  As set forth in the Plan of Reorganization, which was confirmed by the Bankruptcy Court on January 22, 2019 and became effective on May 1, 2019, the agreed-upon enterprise value of iHeartMedia is $8.75 billion. This value is the midpoint of the range of approximately $8.0 billion and $9.5 billion, which was determined using the Income Approach.

  The reconciliation of the Company's enterprise value to pro forma reorganization value is as follows (in millions):

Midpoint of enterprise value range	$8,750.0
Debt issued upon Reorganization	(5,748.2)
Other long-term debt	(59.0)
Preferred stock issuance	(60.0)
Change in deferred tax liabilities(a)	(293.8)
Noncontrolling interest	(9.0)
Pro forma cash and cash equivalents	29.7

Pro forma equity value	$2,609.7
Pro forma current and long-term liabilities, excluding Subsidiary preferred stock	7,950.1
Pro forma Subsidiary preferred stock and Noncontrolling interest	68.9

Pro forma Reorganization value	$10,628.7

(a)
Represents the change in deferred tax liabilities upon application of fresh start accounting.

  While the pro forma reorganization value approximates the amount a willing buyer would pay for the assets of the Company immediately before the Reorganization, it is derived from estimated amounts that may have materially changed as a result of confirmation of the Plan of Reorganization by the Bankruptcy Court.

(2)
Reflects the fair value adjustment as of March 31, 2019 to eliminate certain prepaid expenses related to implementation costs and other upfront payments. The Company historically incurred third-party implementation fees in connection with installing various cloud-based software products, and these amounts were recorded as prepaid expenses and recognized as a component of Selling, general and administrative expense over the term of the various contracts. The Company determined that the remaining unamortized costs related to such implementation fees do not provide any rights that result in future economic benefits. In addition, the Company pays signing bonuses to certain of its on-air personalities, and these amounts were recorded as prepaid expenses and recognized as a component of Direct operating expenses over the terms of the various contracts. To the extent these contracts do not contain substantive claw-back provisions, these prepaid amounts do not provide any enforceable rights that result in future economic benefits. Accordingly, the balances related to these contracts as of March 31, 2019 were adjusted to zero.

(3)
Reflects the fair value adjustment to recognize the Company's property, plant and equipment as of March 31, 2019 based on the estimated fair values of such property, plant and equipment. Property was valued using a market approach comparing similar properties to recent market transactions. Equipment was valued primarily using a replacement cost approach. Internally-developed and owned software technology assets were valued primarily using the Royalty Savings Method, similar to the approach used in valuing the Company's tradenames and trademarks. Estimated royalty rates were determined for each of the software technology assets considering the relative contribution to the Company's overall profitability as well as available public market information regarding market royalty rates for similar assets. The selected royalty rates were applied to the revenue generated by the software technology assets. The forecasted cash flows expected to be generated as a result of the royalty savings were discounted to present value utilizing a discount rate considering overall business risks and risks associated with the asset being valued. For certain of the software technology assets, the Company used the cost approach which utilized historical financial data regarding development costs and expected future profit associated with the assets.

  The adjustment to the Company's property, plant and equipment consists of a $158.7 million increase in tangible property and equipment and a $154.3 million increase in software technology assets.

(4)
The operating lease obligation recorded by the Company as of March 31, 2019 was calculated using an incremental borrowing rate applicable to the Company while it was a debtor-in-possession before its emergence from bankruptcy. Upon application of fresh start accounting, the lease obligation was recalculated using the incremental borrowing rate applicable to the Company after emergence from bankruptcy and commensurate to its new capital structure. Accordingly, the Company's Operating lease liabilities and corresponding Operating lease right-of-use assets increased by $423.8 million to reflect the higher balances resulting from the application of a lower incremental borrowing rate. The Operating lease right-of-use assets were further adjusted by $75.8 million to reflect the resetting of the Company's straight-line lease calculation. In addition, the Company increased the Operating lease right-of-use assets to recognize $13.2 million related to favorable lease contracts.

(5)
Reflects the fair value adjustment to adjust deferred revenue and other liabilities as of March 31, 2019 to their estimated fair values based on the amount an acquirer would be required to pay a third party to assume the remaining performance obligations.

(6)
Reflects the fresh start accounting adjustment to reset Accumulated deficit and Accumulated other comprehensive loss.

(7)
Reflects a net increase to deferred tax liabilities for fresh start adjustments attributed primarily to property, plant and equipment and intangible assets, the effects of which are partially offset by a decrease in the valuation allowance. The Company believes it is more likely than not that its deferred tax assets remaining after the Reorganization and emergence will be realized based on taxable income from reversing deferred tax liabilities. The reversing deferred tax liabilities are principally attributable to property, plant and equipment and intangible assets.

NOTE 2—PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

A.
The Separation

        The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 and for the years ended December 31, 2018, 2017 and 2016 include the following adjustments related to the Separation:

        The adjustments reflect the revenue and expenses of CCOH, which are derived from the consolidated statements of operations of CCOH. CCOH's statements of operations are adjusted to:

  (1)
  eliminate interest income on the Due from iHeartCommunications Note of $68.9 million and $50.3 million recognized by CCOH for the years ended December 31, 2017 and 2016, respectively, which was an intercompany expense of iHeartCommunications that was eliminated in consolidation (no interest income was recognized on the Due from iHeartCommunications Note after December 31, 2017);

  (2)
  eliminate interest income (expense) on the post-petition intercompany balance with iHeartCommunications of $(0.8) million, $0.0 million and $0.4 million for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018, respectively, which was eliminated in consolidation;

  (3)
  eliminate the $855.6 million loss on the Due from iHeartCommunications Note recognized by CCOH in 2017, which was an intercompany amount that was eliminated in consolidation; and

  (4)
  eliminate the Trademark License Fees charged by iHeartMedia to CCOH of $8.6 million, $38.6 million and $36.7 million for the three months ended March 31, 2018 and for the years ended December 31, 2018 and 2017, respectively, which were intercompany amounts that were eliminated in consolidation. The Trademark License Fees were not charged to CCOH in the three months ended March 31, 2019 or in 2016.

        The unaudited pro forma statements of operations assume that the amounts to be charged to CCOH under the Transition Services Agreement after emergence are equivalent to the amounts charged for the services historically provided under the Corporate Services Agreement. Accordingly, for purposes of the pro forma statements of operations, pro forma Corporate expenses are presented net of intercompany management charges to CCOH.

        In addition, the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 include the following adjustments related to the Reorganization, the application of fresh start accounting, the shares of Class A common stock to be issued in this offering and the application of proceeds therefrom:

B.
Reorganization Adjustments

(1)
Elimination of historical amortization expense of $2.2 million, $2.2 million and $9.0 million for of the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, recognized in relation to the CC Intellectual Property that was transferred to CCOH as part of the Separation.

(2)
Elimination of historical pre-petition interest expense of $0.6 million, $321.8 million and $337.4 million recognized during the three months ended March 31, 2019 and 2018 and during the year ended December 31, 2018, respectively, related to long-term debt that was eliminated in connection with the Reorganization.

(3)
Recognition of $100.4 million, $100.4 million and $401.6 million in interest expense related to post-emergence long-term debt issued in connection with the Reorganization calculated using average LIBOR for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 plus 4.00% for the Term Loan Facility, and 6.375% for the Senior Secured Notes and 8.375% for the Senior Unsecured Notes, in each case issued following the Effective Date. Such pro forma interest expense also includes a 0.250% fee on the unused balance of the ABL Facility of $391.0 million and a 1.375% fee on amounts used by letters of credit (assumed to be $59.0 million). No balance is assumed to be drawn on the ABL Facility or the iHeartCommunications Line of Credit for the purposes of the unaudited pro forma condensed consolidated statements of operations. In addition, interest expense was adjusted by $2.2 million, $2.2 million and $8.8 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, to reflect as interest expense the dividends on the $60.0 million of mandatorily redeemable Subsidiary Preferred Stock.

(4)
Removal of Reorganization items, net, which represents charges for professional fees incurred as a result of the Chapter 11 Cases and write-offs of deferred long-term debt fees and original issue discount recognized in relation to the Company's long-term debt included within Liabilities subject to compromise.

(5)
Removal of historical share-based compensation expense of $0.4 million, $0.6 million and $2.1 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, resulting from the cancellation of pre-emergence stock-based compensation awards, and replaced by share-based compensation expenses of $4.2 million, $8.3 million and $32.6 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, resulting from the issuance of 5,542,668 non-qualified stock options and 3,205,360 restricted stock units pursuant to the Incentive Equity Plan.

C.
Fresh Start Accounting Adjustments

(1)
Reversal of historical depreciation and amortization (after adjusting for the contribution of the CC Intellectual Property discussed above) of $36.0 million, $65.1 million and $203.0 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, and recognition of $92.5 million, $92.5 million and $370.2 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, in depreciation and amortization related to tangible and intangible assets identified and adjusted to estimated fair values.

(2)
Reduction of historical revenue of $0.4 million, $0.4 million and $1.7 million for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018, respectively, related to the adjustment to deferred revenue to its estimated fair value.

(3)
Reversal of historical expenses related to implementation costs and other upfront fees that were determined to have no future economic benefits. As discussed in footnote C(2) to the unaudited pro forma condensed consolidated balance sheet, the remaining unamortized balances related to prepaid implementation costs for cloud-based software and for signing bonuses related to talent contracts without substantive claw-back provisions were determined to not provide any enforceable rights to future economic benefits and were adjusted to zero. Accordingly, historical Selling, general and administrative expenses arising from the amortization of prepaid implementation fees of $2.0 million, $2.1 million and $8.3 million for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018, respectively, were reversed. In addition, historical Direct operating expenses arising from the amortization of signing bonuses of $2.4 million, $0.8 million and $3.1 million for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018, respectively, were reversed. Revenue was also adjusted in relation to an arrangement with a customer, resulting in an adjustment of $0.5 million, $0.4 million and $1.4 million for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018, respectively.

(4)
The Company eliminated the impact of the amortization of deferred gains on sale-leaseback transactions, which resulted in an increase in Direct operating expense of $1.2 million and $4.8 million for the three months ended March 31, 2018 and the year ended December 31, 2018, respectively. Unamortized deferred gains on sale-leaseback transactions were written-off on January 1, 2019 upon adoption of the new leasing standard. In addition, the Company eliminated the impact of the amortization of straight-line lease adjustments related to operating leases with escalating payments and reset its straight-line lease amortization for purposes of the unaudited pro forma condensed consolidated statements of operations. Resetting the Company's straight-line lease amortization resulted in an increase to Direct operating expenses of $3.6 million, $3.6 million and $14.2 million for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018, respectively. The Company also recognized additional rent expense of $0.7 million for the three months ended March 31, 2019 and 2018 and $2.6 million for the year ended December 31, 2018 in relation to favorable lease contracts.

        The pro forma adjustments to income tax benefit (expense) have been calculated assuming a 25% statutory tax rate, which is comprised of the U.S. federal tax rate of 21% and a blended 4% rate to account for the various state and local tax jurisdictions in which the Company operates for the three months ended March 31, 2019 and 2018 and the year ended December 31, 2018. The effects on income tax benefit (expense) from the pro forma adjustments to deferred income tax assets and liabilities are not included in the unaudited condensed consolidated pro forma statements of operations because the items are non-recurring in nature.

 Pro Forma Discussion and Analysis of Financial Condition and Results of Operations

Our Sources of Revenue

        We generate advertising revenue through three primary channels. The first—and still the most prevalent—is a transactional media relationship with national agencies where the Company is selling defined advertising units and impressions, primarily of inventory on our broadcast radio stations. The second is through a direct marketing relationship with both local and national clients and agencies where we use our diverse portfolio of assets to help develop a specific marketing solution tailored to the defined needs of the advertising partner. The third channel is the newest and smallest, but fastest growing, channel—a digital interface using data to develop specific targets and executed most often over a technology platform. These three channels can all be used in varying degrees of efficiency over our multiple platforms including broadcast radio, digital streaming and display, podcast, social amplification and events. Our national scale and structure allow us to offer these solutions at a national, regional or local level, or any combination thereof.

        We have the following revenue streams:

  •
  Broadcast Radio:  We generated revenue of $487 million and $490 million for the three months ended March 31, 2019 and 2018, respectively by selling local and national advertising time on our domestic radio stations, generating revenue through local and national channels. Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services.

    Increasingly, across both national and local markets, our advertisers are demanding data rich, analytics-driven advertising solutions. iHeartMedia offers a comprehensive suite of tech-enabled advertising solutions (SoundPoint, SmartAudio and iHeartAnalytics) that provide advanced attribution and analytics capability. We expect programmatic to account for an increasing proportion of ad buying in the future.

  •
  Digital:  Our company's reach now extends across more than 250 platforms and 2,000 different connected devices. We generate digital revenue comprised of streaming, subscription, display advertisements, podcasting and other content that is disseminated over digital platforms. Our leading streaming product, iHeartRadio, is a free downloadable mobile app and web-based service that allows users to listen to their favorite radio stations, as well as digital-only stations, custom artist stations, and podcasts. Monetization on the free streaming application occurs through national and local advertising. We also have two subscription based offerings—iHeartRadio Plus and iHeartRadio All Access. Digital generated revenue of $76 million and $59 million for the three months ended March 31, 2019 and 2018, respectively.

  •
  Networks:  We enable advertisers to engage with consumers through our Premiere Networks and Total Traffic & Weather Network services. We generate broadcast advertising revenue from selling local and national advertising on our programs featuring top personalities, and also generate revenue through the syndication of our programming to other media companies. Networks generated revenue of $138 million and $132 million for the three months ended March 31, 2019 and 2018, respectively.

  •
  Premiere Networks is a national radio network that produces, distributes or represents more than 110 syndicated radio programs and services for more than 6,000 radio station affiliates. Our broad distribution capabilities enable us to attract and retain top programming talent. Some of our more popular syndicated programs feature top talent including Ryan Seacrest, Big Boy, Rush Limbaugh, Sean Hannity, Glenn Beck, Steve Harvey, Elvis Duran, Bobby Bones, Breakfast Club and Delilah. We believe recruiting and retaining top talent is an important component of the success of our radio networks.

    •
    Total Traffic & Weather Network delivers real-time local traffic flow and incident information along with weather updates, sports and news to more than 2,100 radio stations and approximately 100 television affiliates, as well as through Internet and mobile partnerships, reaching over 210 million consumers each month. Total Traffic & Weather Network services more than 220 markets in the U.S. and Canada. It operates the largest broadcast traffic navigation network in North America.

  •
  Sponsorship & Events:  We generate revenue through our 20,000 local live events per year and eight major nationally-recognized tent pole events, as well as appearance fees generated by on-air talent from sponsorship, endorsement and other advertising revenue, as well as ticket sales and licensing. Sponsorship and events generated revenue of $40 million and $38 million for the three months ended March 31, 2019 and 2018, respectively.

  •
  Other:  Other revenue streams connected to our core broadcast and digital radio operations include fees earned for miscellaneous services such as on-site promotions, activations, LMA fees and tower rental provided to advertisers and other media companies. These services generated revenue of $5 million and $6 million for the three months ended March 31, 2019 and 2018, respectively.

  •
  Audio & Media Services:  We also provide services to radio and television broadcast industry participants through our Katz Media and RCS businesses which generated revenue of $50 million and $48 million for the three months ended March 31, 2019 and 2018, respectively.

  •
  Katz Media Group is a leading media representation firm in the U.S., Katz Media represents more than 3,100 non-iHeartMedia radio stations and nearly 800 television stations and their respective digital platforms. Katz generates revenue via commissions on media sold.

  •
  RCS is a leading provider of broadcast and webcast software. Our software (radio station automation, music scheduling, HD2 solutions, newsroom software, audio logging and archiving, single station automation and contest tracking software) and technology (real-time audio recognition technology) is used by more than 9,000 radio stations, television music channels, cable companies, satellite music networks and Internet stations worldwide.

        Ultimately, our superior local, national, and online sales force combined with our leading digital, events, content, and representation business position us to cover a wide range of advertiser categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political. Our contracts with our advertisers range from less than one-year to multi-year terms.

Three Months ended March 31, 2019 compared to Three Months ended March 31, 2018

        The unaudited condensed consolidated pro forma statements of operations for the quarters ended March 31, 2019 and 2018 reflect the Separation, the Reorganization and the application of fresh start accounting as if they occurred on January 1, 2018. The comparison of our unaudited pro forma results of operations for the quarter ended March 31, 2019 to our unaudited pro forma results of operations for the quarter ended March 31, 2018 is as follows:

Consolidated Revenue

        Revenue increased $23.1 million during the three months ended March 31, 2019 compared to the same period of 2018. Digital revenue increased $16.6 million, driven by growth in podcasting, primarily as a result of our acquisition of Stuff Media in October 2018, as well as growth in other digital revenue, such as live radio and other on-demand services. Broadcast radio spot revenue decreased $2.9 million as a result of lower local broadcast revenues, primarily offset by higher national revenues driven primarily by increased programmatic buying by our national customers. Revenue from our Network businesses, including both Premiere and Total Traffic & Weather, increased $6.2 million, and revenues from our Audio and Media services increased $2.1 million. Consolidated political revenue was $4.1 million lower in the first quarter of 2019 compared to the first quarter of 2018.

Consolidated Direct Operating Expenses

        Consolidated direct operating expenses increased $23.3 million during the three months ended March 31, 2019 compared to the same period of 2018. The increase in direct operating expenses was primarily driven by higher digital royalties, content costs and compensation-related expenses from higher podcasting and digital subscription revenue. We also incurred higher production costs related to our events, including the iHeartRadio Music Awards.

Consolidated Selling, General and Administrative Expenses

        Consolidated SG&A expenses decreased $13.0 million during the three months ended March 31, 2019 compared to the same period of 2018, primarily due to lower trade and barter expenses, primarily resulting from the timing, partially offset by higher third-party digital sales activation fees.

Corporate Expenses

        Corporate expenses decreased $10.8 million during the three months ended March 31, 2019 compared to the same period of 2018. The decrease was primarily as a result of lower non-cash stock compensation expense due to the fact that 20% of the equity awards to be granted in connection with emergence vest 180 days after the grant date, thus not impacting pro forma corporate expenses in 2019 because, for purposes of the pro forma financial statements, the equity awards are assumed to be granted on January 1, 2018. In addition, sponsor management fees decreased because such fees have not been charged since the March 14, 2018 bankruptcy petition date, and compensation expense was lower related to retention awards granted in prior periods.

Depreciation and Amortization

        Depreciation and amortization was flat in the three months ended March 31, 2019 compared to the three months ended March 31, 2018, on a pro forma basis.

Impairment Charges

        We perform our annual impairment test on our goodwill, FCC licenses and other intangible assets as of July 1 of each year. In addition, we test for impairment of intangible assets whenever events and circumstances indicate that such assets might be impaired. During the three months ended March 31, 2019, we determined that our weighted average cost of capital increased, indicating a potential decrease in the fair values of our intangible assets. As a result of our interim impairment testing, we recorded a non-cash impairment charge of $91.4 million to our indefinite-lived FCC licenses as a result of the increase in our weighted average cost of capital.

Other Operating Expense, Net

        Other operating expense, net of $3.2 million in the three months ended 2018 related primarily to net losses recognized on asset disposals.

Interest Expense

        Interest expense increased $0.8 million during the three months ended March 31, 2019 compared to the three months ended March 31, 2018 primarily as a result of the interest on notes payable issued in the fourth quarter of 2018 related to the acquisitions of Stuff Media, LLC and Jelli, Inc.

Other Expense, Net

        Other expense, net was $10.4 million for the three months ended March 31, 2019 and related primarily to losses on investments. Other expense, net was $20.5 million for the three months ended March 31, 2018 related primarily to expenses incurred in connection with negotiations with lenders and other activities related to our capital structure which were incurred prior to the filing of the Chapter 11 Cases.

Income Tax Expense (Benefit)

        The income tax benefit for the three months ended March 31, 2019 was primarily attributed to the tax effects of the impairment charge recorded in relation to indefinite-lived FCC licenses in the current period. The income tax benefit for the three months ended March 31, 2018 was attributed to the change in valuation allowance recorded against deferred tax assets resulting from current period net operating losses in U.S. federal and state jurisdictions due to uncertainty regarding the Company's ability to realize those assets in future periods.

Year ended December 31, 2018 compared to Year Ended December 31, 2017

        The unaudited condensed consolidated pro forma statement of operations for the years ended December 31, 2018, 2017 and 2016 reflect the Separation as if it occurred on January 1, 2016. In addition, the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2018 reflects the Reorganization, the application of fresh start accounting and the application of proceeds from this offering as if they occurred on January 1, 2018. As a result of the application of fresh start accounting as required by ASC 852, the pro forma results of operations for the year ended December 31, 2018 are not comparable to the pro forma results of operations for the years ended December 31, 2017 and 2016. As presented in the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2018, fresh start accounting adjustments have impacted certain financial statement line items as follows:

  •
  Direct operating expenses—$18.6 million increase as a result of adjustments to lease expense due to fair value adjustments applied to accruals for operating leases with escalating payments and deferred gains on sale-leaseback transactions, partially offset by a decrease resulting from adjusting prepayments on talent contracts to fair value.

  •
  Selling, general and administrative expenses—$8.3 million decrease as a result of adjusting prepaid implementation fees and other prepaid balances to fair value.

  •
  Depreciation and amortization—$167.2 million increase as a result of adjusting the balances of existing fixed assets and intangible assets to fair value, recording new intangible assets at fair value and recording the associated depreciation and amortization.

The net impact of the fresh start accounting adjustments is a $177.8 million decrease in operating income.

        The comparison of our unaudited pro forma results of operations for the year ended December 31, 2018 reflecting the impacts of the Separation, the Reorganization, the application of fresh start accounting and the application of the proceeds of this offering to our unaudited pro forma results of operations for the year ended December 31, 2017 reflecting the impacts of the Separation is as follows:

Consolidated Revenue

        Consolidated revenue increased $24.4 million, primarily driven by political revenue, which increased $75.4 million in connection with the 2018 mid-term election cycle. Of the increase in political revenue, $39.6 million was generated by our iHM business and $35.8 million was generated by our media representation business. Digital revenue, including subscription revenue from our iHeartRadio on-demand service, increased $36.2 million. These increases were partially offset by lower broadcast revenues, which decreased $65.1 million, primarily from local spot revenue, driven by lower local agency revenue. We believe disruption to our business resulting from the Chapter 11 Cases negatively impacted our revenue in the first half of the year.

Consolidated Direct Operating Expenses

        Consolidated direct operating expenses increased $21.8 million during 2018 compared to 2017. Excluding the impact of fresh start accounting adjustments indicated above, the increase is due primarily to higher digital fees resulting from revenue growth by our iHeartRadio on-demand service and higher compensation and profit sharing expenses related to acquisitions and higher podcast revenues. These increases were partially offset by lower music license fees.

Consolidated Selling, General and Administrative Expenses

        Consolidated SG&A expenses increased $22.6 million during 2018 compared to 2017. Excluding the impact of fresh start accounting adjustments indicated above, the increase resulted primarily due to increased expenses for our iHM Business including higher third-party sales activation fees and trade and barter expenses, partially offset by lower bad debt. SG&A expenses also increased for our media representation business as a result of higher variable compensation expense as a result of higher revenue.

Corporate Expenses

        Corporate expenses increased $49.4 million during 2018 compared to 2017. Excluding the impact of fresh start accounting adjustments indicated above, the increase was primarily as a result of higher employee-related expenses, including non-cash stock compensation resulting from the equity awards expected to be granted in connection with the Reorganization, 20% of which vest 180 days after the grant date, and the cancellation of the previous stock compensation plan, as well as variable incentive compensation resulting from higher profitability, as well as employee benefits expense. These increases were partially offset by lower management fees and lower spending on efficiency initiatives.

Depreciation and Amortization

        Depreciation and amortization increased $94.9 million during 2018 compared to 2017. Excluding the impact of fresh start accounting adjustments indicated above, and the $9.0 million decrease as a result of eliminating amortization of the Clear Channel trade name due to the CCOH Settlement Agreement, depreciation and amortization decreased primarily due to historical assets becoming fully depreciated or fully amortized, including intangible assets that were recorded as part of the merger of iHeartCommunications with iHeartMedia in 2008.

Impairment Charges

        During 2018 we recorded impairment charges of $33.2 million related primarily to FCC licenses in several of our markets, and during 2017 we recorded an impairment charge of $6.0 million related to FCC licenses in one of our markets in connection with our annual impairment testing.

Other Operating Income (Expense), Net

        Other operating expense, net of $9.3 million in 2018, primarily related to asset acquisition costs and net losses recognized on the disposal of assets. Other operating income, net of $9.3 million in 2017, primarily related to the gain on the exchange of four radio stations in Chattanooga, TN and six radio stations in Richmond, VA for four radio stations in Boston, MA and three radio stations in Seattle, WA.

Interest Expense

        Interest expense decreased $1,076.6 million during 2018 compared to 2017 as a result of the significant decrease in long-term debt in connection with the Reorganization as if the Reorganization had occurred on January 1, 2018.

Other Expense, Net

        Other expense, net was $23.6 million for the year 2018 related primarily to expenses incurred in connection with negotiations with lenders and other activities related to our capital structure which were incurred prior to the filing of the Chapter 11 Cases. Other expense, net was $48.9 million for the year 2017 related primarily to expenses incurred in connection with negotiations with lenders and other activities related to our capital structure, including $41.8 million related to the notes exchange offers and term loan offers that were launched in early 2017.

Income Tax Expense (Benefit)

        Income tax expense of $34.8 million on income before income taxes of $59.7 million was an increase of $212.0 million during 2018 compared to 2017, which reflected an income tax benefit of $177.2 million on loss before income taxes of $833.2 million. The Reorganization, which is assumed to have occurred on January 1, 2018 for purposes of the 2018 unaudited pro forma condensed consolidated statement of operations, resulted in a significant increase in income before income taxes, primarily due to a decrease in interest expense compared to 2017 as discussed above.

Year ended December 31, 2017 compared to Year Ended December 31, 2016

        The comparison of our unaudited pro forma results of operations for the year ended December 31, 2017 reflecting the impacts of the Separation to our unaudited pro forma results of operations for the year ended December 31, 2016 reflecting the impacts of the Separation is as follows:

Consolidated Revenue

        Consolidated revenue increased $12.0 million during the year ended December 31, 2017 compared to 2016, due to our iHM Business revenues, which increased $39.2 million driven by growth in national trade and barter and digital revenue. Digital revenue grew $41.6 million as a result of digital subscription revenue from our iHeartRadio on-demand service, which was launched in 2017. These increases were partially offset by lower political revenue compared to the prior year as a result of 2016 being a presidential election year. Political revenue decreased $35.9 million and political revenue generated by our media representation business decreased $29.0 million.

Consolidated Direct Operating Expenses

        Consolidated direct operating expenses increased $82.4 million during 2017 compared to 2016, which included a $33.8 million prior year benefit resulting from the renegotiation of certain contracts. Direct operating expenses also increased as a result of higher content and programming costs, including compensation for on-air talent, and digital performance license fees which increased due to the launch of iHeartRadio subscription services, as well as higher music royalty fees.

SG&A Expenses

        Consolidated SG&A expenses increased $133.5 million during 2017 compared to 2016, including a $142.7 million increase due to higher trade and barter expenses, investments in national and digital sales capabilities, and higher variable expenses, including sales activation costs and commissions. SG&A expenses in our media representation business decreased $9.3 million primarily as a result of expense savings initiatives executed early in 2017.

Corporate Expenses

        Corporate expenses decreased $16.6 million during the year ended December 31, 2017 compared to 2016. In 2017, we incurred professional fees directly related to negotiations with lenders and other activities related to our capital structure, including the notes exchange offers and term loan offers, and, accordingly, such fees are reflected in Other Income (Expense), net as further discussed below. In 2016, professional fees incurred in connection with our capital structure activities were reflected as part of corporate expenses. Employee benefit expense was also lower due to lower claims.

Depreciation and Amortization

        Depreciation and amortization decreased $15.8 million during 2017 compared to 2016, primarily due to assets becoming fully depreciated or fully amortized.

Impairment Charges

        During 2017 we recorded an impairment charge of $6.0 million related to FCC licenses in one of our markets, and during 2016 we recorded an impairment charge of $0.7 million related to FCC licenses in one of our markets in connection with our annual impairment testing.

Other Operating Income, Net

        Other operating income, net of $9.3 million in 2017 primarily related to a gain recognized in connection with an exchange of four radio stations in Chattanooga, TN and six radio stations in Richmond, VA for four radio stations in Boston, MA and three radio stations in Seattle, WA. In 2016, we incurred net other operating losses of $1.1 million, primarily related to the disposal of assets.

Interest Expense

        Interest expense increased $9.3 million during 2017 compared to 2016 due to higher interest rates on floating rate loans and new debt issuances.

Equity in Loss of Nonconsolidated Affiliates

        During the years ended December 31, 2017 and 2016, we recognized losses of $1.9 million and $15.0 million, respectively, related to equity-method investments. The loss in 2016 related primarily to a $15.0 million non-cash impairment recorded in connection with an other-than-temporary decline in the value of one of our equity investments.

Gain on Extinguishment of Debt

        During the fourth quarter of 2017, Broader Media, LLC, an indirect wholly-owned subsidiary of the Company, repurchased approximately $4.0 million aggregate principal amount of iHeartCommunications' 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $2.7 million. In connection with this repurchase, we recognized a gain of $1.3 million.

        During the third quarter of 2016, Broader Media, LLC, an indirect wholly-owned subsidiary of the Company, repurchased approximately $383.0 million aggregate principal amount of iHeartCommunications' 10.0% Senior Notes due 2018 for an aggregate purchase price of approximately $222.2 million. In connection with this repurchase, we recognized a gain of $157.6 million.

Other Expense, Net

        Other expense, net was $48.9 million for the year 2017, which relates primarily to expenses incurred in connection with negotiations with lenders and other activities related to our capital structure, including the notes exchange offers and term loan offers of $41.8 million.

        Other expense, net was $15.9 million for the year 2016, which primarily related to a $14.5 million non-cash impairment recorded in connection with an other-than-temporary decline in the value of one of our cost investments.

Income Tax Benefit (Expense)

        Income tax benefit of $177.2 million on loss before income taxes of $833.2 million was an increase of $50.1 million during 2017 compared to 2016, which reflected an income tax benefit of $127.1 million on loss before income taxes of $481.3 million.

 BUSINESS

Overview

        Audio is hot, and iHeartMedia is the number one audio media company in the U.S. based on consumer reach.

        Within audio, there are two segments:

  •
  The 'music collection' segment, which essentially replaced downloads and CDs, and

  •
  The radio—'companionship'—segment, in which people look to audio, starting with broadcast radio and the personalities there, as their friends and companions.

        We serve this second segment and have used our large scale and national reach in broadcast radio to build additional complementary platforms. We are now the only major multi-platform audio media company, with each platform building on and extending our companionship relationship with the consumer.

        Our product strategy is 'be where our listeners are with the products and services they expect from us'. Our reach now extends across more than 250 platforms and over 2,000 different connected devices—and that reach continues to grow.

        The platforms we lead in are:

  •
  Broadcast radio: We have never been stronger with consumers, and our broadcast radio assets reach more consumers today than ever. Our broadcast radio audience is almost twice as large as that of the next largest commercial broadcast radio company, as measured by Nielsen.

  •
  Digital: Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with six times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.

  •
  Podcasts: We are the number one commercial podcast publisher—and we are almost 2.5x times the size of the next largest commercial podcaster as measured by downloads, according to Podtrac.

  •
  Social media: Our personalities, stations and brands have a social footprint that includes 146 million fans and followers as measured by Shareablee, which is six times the size of the next largest commercial broadcast audio media company. This social footprint was at the heart of delivering 310 billion social media impressions for our recent iHeartRadio Music Awards and its associated activities.

  •
  Events: We have over 20,000 local live events per year and eight major nationally-recognized tentpole events, which provide significant opportunities for consumer promotion, advertising and social amplification.

        We have been able to unify all of our local brands under a master brand—iHeartRadio. Using that umbrella has allowed us to build our other platforms as well as extend into third-party platforms like Snapchat, YouTube and cable and broadcast television.

        Our business model has been to build strong consumer relationships at scale and monetize them by renting those relationships to unaffiliated third parties. We are transforming our sales process to be more competitive with the major digital players that have brought data, targeting and technology into the media buying process. Additionally, we have built out a strong marketing sales function to support the marketing needs of advertisers and agencies in addition to the more traditional media buying transactional relationships.

iHeart is the leader in audio media built upon the strength of our broadcast assets

        Broadcast radio holds a unique place in American culture. Consumers listen to the radio because the voice on the other side sounds like a friend. It is this companionship relationship that has withstood the test of time. As a result, radio has been characterized by Deloitte as having Revenue, Reach, and Resilience. Broadcast radio continues to reach more Americans each week than any other medium. While live and time-shifted television's weekly reach has dropped to 86% among U.S. adults—and is now only 73% for the Millennial audience in the U.S.—radio's weekly reach has remained steady (since the 1970s) at over 90% for persons aged 18+, and today reaches over 90% of Millennials and almost 90% of Generation Z weekly in the U.S., according to Nielsen's Q3 2018 Total Audience Report. Additionally, the median age of broadcast radio's heaviest users tends to be almost 15 years lower than the median age of television's heaviest users, according to Scarborough, and radio offers the unique influence of a friend and word-of-mouth, giving it a distinct creative advantage over television, print and digital. Technology has expanded the opportunities to listen to the radio in the car, at work and at home, with new devices such as smart speakers, smart phones, gaming consoles and smart televisions.

        iHeartMedia is the leader in the audio media sector in the U.S. We have a greater reach than any other media company in the U.S. with our broadcast radio assets alone, with our monthly reach of 275 million listeners aged 6+ (derived from a Nielsen measurement to enable like-to-like comparisons with digital media companies) representing an audience greater than the digital audience of Google (252 million, including YouTube) and Facebook (217 million, including Instagram and Messenger) in the U.S. as measured by Comscore in May 2019. We believe our advantage is driven by our unique ability to build relationships and engage a broad spectrum of audiences and demographics as we fulfill listeners' need for companionship and to be connected with the world. We believe we have proven that we are the companion of choice through our strong engagement, with listeners spending on average 30 minutes a day with our programming, content and personalities (derived from Nielsen measurements) relative to Google's engagement time of 24 minutes, excluding YouTube, and Facebook's engagement time of 18 minutes per visitor per day on average excluding Instagram and Messenger (derived from Comscore's monthly minutes per visitor measurement in May 2019). Additionally, the Company is able to serve key audiences through individual radio formats targeted to desirable lifestyle and taste segments.

        The backbone of the Company is our portfolio of 854 live broadcast radio stations and a local sales force servicing approximately 160 U.S. markets, including 48 of the top 50 markets (with three markets embedded in larger markets), and 86 of the top 100 markets, (with four markets embedded in larger markets). According to Nielsen's Fall 2018 book, we have the most number one ranked stations across the top 160 markets, and across the largest 50 markets, with 71 and 28 number one ranked stations in these markets, respectively. With our broadcast radio platform alone, we have almost twice the broadcast radio audience of our next closest broadcast competitor. We also have six times the digital listening hours of our next closest commercial radio broadcast competitor. Our scale, diverse audience platforms and unique value proposition for advertisers result in our higher ratio of share of radio revenue to share of audience of 1.5x for the 2018 fiscal year, relative to Cumulus (1.2x) and Entercom (1.2x) as derived from measurements by Miller Kaplan, Media Monitors, and Nielsen.

        We believe that, unlike other broadcast radio companies, iHeartMedia has a national reach platform as opposed to only a portfolio of local markets. To monetize that, we have built a sizable national sales force that further enables us to compete for advertising dollars that have not traditionally been allocated to broadcast radio. We believe that this dedicated sales team, which works directly with clients and agencies, enables us to create unique marketing partnerships that allow advertisers to coordinate national-scale campaigns while also leveraging our local footprint, consumer relationships and other consumer platforms, including podcasting, events, social and digital. Additionally, we own Katz Media, a leading media representation firm which services other radio companies, television companies and digital players for national advertising.

        A critical element of the unique and powerful consumer bond with radio is our radio personalities. These personalities have a strong connection with their listeners, as evidenced by the fact that 86% of respondents to iHeartMedia's Power of Personalities Survey perceive a deep connection with their favorite personality; in addition, 63% of respondents have considered purchasing a product recommended by their favorite personality. Our relationship with the consumer is further enhanced by the production and distribution of syndicated media content (for iHeartMedia stations and for affiliated stations) through our Premiere Networks business. Premiere Networks is a leading audio content syndicator, covering talk, politics, sports, entertainment, etc. and includes nationally-recognized talent such as Ryan Seacrest, Rush Limbaugh, Sean Hannity, Elvis Duran, Steve Harvey, Bobby Bones, Delilah, The Breakfast Club, Nancy Grace, Big Boy, Enrique Santos, Ellen K and Colin Cowherd. In addition, we are the number one source of real-time traffic and weather content on broadcast radio through our Total Traffic & Weather Network, providing advertisers with yet another national reach platform which, according to Nielsen, provides access to almost every commuter in America.

Our strategy is to be everywhere our listeners want us to be—making us the number one multi-platform audio media company

        Our strategy is to be everywhere our listeners want to find us by having a presence on all major and emerging platforms. We are the leader across various audiences and platforms, and we believe our differentiated reach, national footprint with local execution, best-in-class engagement and shared infrastructure provide us with a strong foundation and operating efficiencies as we expand onto new platforms.

iHeartMedia is America's #1 Audio Media Company By Reach
And the Only Major Multi-Platform Audio Company
Multi-Platform Audience/Usage (Millions)

Source:

Broadcast Radio: Fall 2018 Nielsen Audio Nationwide—Monthly Reach People 6+;

Commercial Podcasts: Podtrac Ranker June 2019, Global downloads & streams

Social: Shareablee April 2019. Includes fans and followers of iHeartMedia's stations, brands and personalities. May include some duplication

Digital Audio Streaming: comScore media-metrix; total audience May 2019; Ad-supported estimates based on Pandora and Spotify SEC Filings

Youtube: YouTube Analytics dashboard May 2019. Spotify and Pandora below minimum reporting thresholds.

Snap: Snapchat Discover Dashboard May 2019 (global)

        In addition, we have developed an iconic master brand that resonates across our diverse geographical markets and unifies our multiple platforms and local brands. The creation of the "iHeartRadio" master brand has allowed us to consolidate all our consumer products under the iHeartRadio banner and create a highly recognizable brand with strong consumer awareness, according to an IPSOS study commissioned by us. Today, iHeart brand aided awareness is 87%, in line with other widely recognized consumer brands such as Spotify at 90% and Pandora at 91%. We have evidence that both advertisers and consumers have grown to value the "iHeartRadio" brand, which is associated with consistent quality and improved satisfaction. Today, the "iHeartRadio" brand is an iconic powerhouse in the audio industry that underpins our multi-platform strategy as evidenced by:

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  Our Leadership in Digital Radio Streaming:  We deliver broadcast radio and custom radio (with a small on-demand component) to 130 million registered users on the iHeartRadio service and app on over 250 platforms and over 2,000 different connected devices—including smart speakers, digital auto dashes, tablets, wearables, smartphones, virtual assistants, televisions and gaming consoles. This digital audience is seven times larger than the digital listening hours of the next largest commercial radio broadcaster. In addition to the iHeart streaming product, the Company also has more than 800 station and personality websites reaching tens of millions of consumers monthly, and we license the iHeartRadio service and brand to international partners in Mexico, Canada, Australia and New Zealand.

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  Our Prominence in Live Events:  We have over 20,000 local live events per year and eight major nationally-recognized tentpole events: the iHeartRadio Music Festival, the iHeartRadio Music Awards, the iHeartCountry Festival, the iHeartRadio Fiesta Latina, the iHeartRadio Podcast Awards, iHeartRadio ALTer Ego, iHeartRadio Wango Tango, and the iHeartRadio Jingle Ball Tour. Our iHeartRadio Music Festival has high awareness (61%) among live music events, compared to Coachella (64%) and Lollapalooza (54%) music festivals according to the Q1 2019 IPSOS study. Additionally, we believe our festivals are the most coveted. According to the Q1 2019 IPSOS study, 37% of persons aged 13-49 would most like to attend an iHeartRadio event, greater than Coachella, Lollapalooza, Burning Man Project and SXSW.

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  Our Differentiated Social Reach:  iHeartMedia's personalities, stations and brands have garnered 146 million social fans and followers as compared to Spotify's 28 million and Pandora's 8 million, as measured by Shareablee. Our radio personalities engage with their listeners and fans across every major social platform, using technology to extend their deep listener connection and relationships. Furthermore, our "iHeart" branded events provide opportunities for significant social amplification, as evidenced in 2019 when our iHeartRadio Music Awards and associated activities generated 310 billion social media impressions. By building deep engagement on the major social platforms, we believe we have positioned ourselves around the important conversations, making social media today's even more powerful equivalent of the radio call-in phone lines of the past.

    Additionally, as of May 2019, the Company had 12 million monthly unique visitors on Snapchat and 21 million monthly unique visitors on YouTube, which we believe are larger than the audiences of the other major audio players on these platforms.

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  Our Leadership in Podcasting:  Our multi-platform strategy has also enabled us to extend our leadership into the rapidly growing podcasting sector. The 2018 acquisition of Stuff Media, LLC solidified our position as the number one commercial podcast publisher, as measured by monthly downloads and monthly unique listeners according to Podtrac, the industry standard for third-

    party podcast measurement. We also have the most downloaded podcast of all time as measured by Podtrac, with How Stuff Works at over 1 billion downloads. Overall podcasting industry revenue is expected to increase to $0.7 billion by 2020, according to the iAB, from an estimated $0.4 billion in 2018, a 28% CAGR. We believe iHeartMedia has key capabilities to continue to lead in podcasting driven by the power of our multiple platforms to promote our podcasts to our entire consumer audience as well as to create and grow new podcasts. iHeart is distinguished among podcast publishers by our unique ability to both promote and air our podcasts on broadcast radio, and combine podcast advertising with broadcast advertising to give additional power to advertising messages. We also publish our broadcasts as podcasts, which increases our podcast inventory. We have a 24/7 live channel on the iHeartRadio App carrying the full podcast lineup. The result is low-cost, high-quality programming for stations that builds awareness and demand for featured podcasts. We believe this offering drives consumers to the iHeartRadio service as a podcast destination.

        Additionally, we believe we are well-positioned to leverage our iconic brand and enormous reach to benefit from incremental listening growth. As smart speakers are creating an in-home audio hub that enhances radio's reach, developing a leadership position in this category has become a key element of our growth strategy. Smart speaker adoption has seen rapid acceleration, with a 26% penetration rate among U.S. adults in 2018, representing a 2,500% increase since 2016, as measured by Voicebot. This new technology creates a significant opportunity for iHeartMedia, as the 2019 NuVoodoo Ratings Prospect Study indicates that radio listening is one of the top activities on smart speakers, with 39% of respondents using a smart speaker to listen to FM radio, 14% listening to AM radio and 14% listening to podcasts. As of January 2019, smart speaker listening had grown as a share of iHeartRadio's total AM/FM streaming by over 162% as measured by Triton, versus growth of 111% for the overall broadcast radio industry, including iHeartMedia. iHeart's strength with Alexa and other smart speaker listening demonstrates our ability to lead with new technologies and substantially adds to radio listening opportunities in the home.

        We also have two radio stations on SiriusXM, which we view primarily as a promotional vehicle since the Sirius subscription-driven revenue model is non-competitive with the Company's strategic direction.

We are developing advanced and efficient monetization platforms with the goal of providing many of the same benefits as the leading digital advertisers

        With our continued technology investments and market-leading position, we believe iHeartMedia is poised to transform the broadcast radio industry by bringing digital-like solutions to broadcast radio. In so doing, we believe we can not only differentiate our platform relative to other radio broadcasters, but also drive revenue growth by gaining share of advertising spend currently that is allocated to other sectors such as television and digital. This potential market capture has the potential to expand the scope of our addressable market beyond U.S. radio advertising budgets.

        The benefits of audience targeting and programmatic transaction efficiencies hold as true for audio as they do for other media formats. These include superior measurement, increased control and reduced overhead. Using technology to harness and analyze the consumer data we have at our disposal creates a more efficient value proposition for advertisers. iHeartMedia's programmatic advertising capability is derived from our SmartAudio, SoundPoint, and iHeartMedia Analytics data and technology platforms. We continue to invest in these platforms, as evidenced by our 2018 acquisition of Jelli Inc., the technology company that powers our SoundPoint programmatic platform. Our broadcast industry-leading digital-like advertising capability has allowed us to provide advanced advertising solutions that can deliver specific audience cohorts to advertisers, as well as attribution and measurement analytics. We believe that our capabilities will transform the way advertisers plan, buy and measure their audio campaigns, making us the preferred tech-enabled broadcast audio advertising platform. Our proprietary solutions include:

  •
  SoundPoint:  Our digital-like ad-buying solution that allows clients to view the available broadcast inventory across various cohorts to address their specific needs

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  SmartAudio:  Our application of data science to aggregate business data from broadcasts and the user insights that come from listeners using our digital platform

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  iHeartMedia Analytics:  Our tools to present the effectiveness of clients' broadcast radio advertising campaigns by providing detailed digital dashboards on the results of the advertising spend

In addition, we offer local digital services for advertisers under our SLATE banner. Some of these are reseller relationships of key services, including local website maintenance, audience extension products and third-party app advertising inventory. By offering both an at-scale national platform and analytics, as well as local services, we believe we are the best positioned provider to serve advertiser needs among audio companies.

We believe our leadership position provides tangible financial benefits

        Our leadership position across multiple platforms and our advancements in our digital-like broadcast advertising capabilities are starting to yield a positive financial impact. For the fiscal year 2018, on a pro forma basis, iHeartMedia generated $3.6 billion of Revenue, $25 million of Consolidated net income, $491 million of Operating income (14% margin) and $966 million of Adjusted EBITDA (27% margin), the highest Adjusted EBITDA margin of any major advertising-supported audio media company. Since 2010, we have outperformed the broadcast radio market on an average annual revenue growth basis by more than 200 basis points relative to the industry average, and in the first quarter ended March 31, 2019, we outperformed the market by approximately 340 basis points relative to the industry average, as measured by Miller Kaplan. As a result of the consummation of the Reorganization, iHeartMedia carries substantially less debt than it has historically, providing the Company with significantly enhanced financial flexibility. With our inherently low maintenance capital expenditures and working capital profile, iHeartMedia expects to generate significant free cash flow and de-lever over time.

Our Competitive Strengths

Reach leader among major U.S. media companies with a diversified, multi-platform strategy

        Radio talks to everyone about everything at all times. As a result of its ubiquitous presence (made all the more possible through technology and the emergence of new platforms and devices), ease of use and diversity of audio content, radio has replaced television as the number one reach medium and iHeartMedia's broadcast radio platform has greater reach in the U.S. than either Google or Facebook. We believe iHeartMedia is uniquely positioned within this landscape given the breadth of our portfolio—reaching 91% of Americans monthly through our broadcast radio assets alone. Our connectivity spans all demographics, including 91% of Generation Z and 92% of Millennials each month, highlighting the enduring appeal of radio. Moreover, iHeartMedia's multi-platform approach extends this relationship and national footprint beyond broadcast radio through our 130 million registered digital users, 20,000 annual local live events, 7 million newsletter recipients, 64 million monthly unique visitors in May 2019 to all our digital properties (including station and on-air personality websites) according to Comscore and 146 million social fans and followers across our personalities, stations and brands according to Shareablee. In so doing, we seek to distance ourselves from companies that focus on only one platform in the audio ecosystem by working to be everywhere our consumers are with the products and services they expect from us.

Companionship with our audience creates a deep and engaged relationship in an increasingly fragmented world—and is a different business than 'music collection' or playlist experiences

        A listener's music collection or playlist experience often serves to narrowly define an individual, allowing the person a momentary escape from his or her surroundings—however, this is a different business than radio. From our first experience with radio it has always been a social experience we grow up with using together with our family and those closest to us. Audio is woven into the journey of our daily lives, and radio serves as a constant companion that we return to with increasing frequency. Indeed, Nielsen data shows that the average radio listener tunes in seven times daily to just broadcast radio. Radio is also a place for discovery and remains the number one source for discovering new music. The complementary nature of radio is supported by the fact that this statement holds true even for listeners who also use an on-demand digital service—the modern equivalent to a 'music collection'. According to our Power of Personalities Survey, 84% of individuals ages 18 to 44 who regularly use on-demand digital services agreed that radio is the main way they discover new music.

        iHeartMedia provides a platform for our listeners to start a conversation in a way that other mediums cannot. Prior generations' experience using telephones to call in to their favorite on-air personality has been supplemented by the exponential growth of social media. Today, listeners can simultaneously interact and contribute their voices to the ongoing on-air dialogue in real time. iHeartMedia's personalities, stations and brands have approximately 146 million social media fans and followers and many of our on-air personalities and stations have hundreds of thousands or millions of independent followers. Our presence on social platforms creates a dual path of connectivity with our audience and source of continuous feedback—we listen, we engage, and we respond.

        This two-way relationship helps to create a trusted bond and strong relationship between the listener and our on-air talent. Our Power of Personalities Survey suggests that 86% of our listeners perceive a deep connection with a favorite radio personality and 74% value their opinion and perspectives. We believe this relationship is important to our listeners—and a powerful tool for our advertising partners.

        We believe the cumulative impact of these deep relationships yields higher daily consumer engagement for iHeartMedia than premier digital brands, including Google and Facebook. Moreover, our tentpole live events highlight how this passionate engagement translates to massive social moments, with, for example, the 2019 iHeartRadio Music Awards and associated activities generating 310 billion social media impressions. We believe this depth of connectivity not only enriches our listeners' experience—it also delivers insight on our audience and creates unique opportunities for our advertising partners and builds the iHeartRadio brand.

The only major audio media company with a master brand strategy

        The iHeartRadio master brand ties together our radio stations, digital platforms, social, podcasts and live events in a unified manner that reflects the quality and compelling nature of our listener experiences. Consumers of both our local station brands and our national platforms trust in the uncompromising commitment to excellence that is associated with our national iHeartRadio brand, and which is expressed through each of our local broadcast stations, which refer to themselves as "an iHeartRadio station". This dynamic creates the powerful combination of broad scope and local focus to not only attract national advertisers, but also to maintain an engrained consumer presence in the most important markets in the country. Our master brand strategy also promotes positive consumer sentiment and brand awareness when consumers know that the station or event is associated with iHeartRadio. According to IPSOS, the iHeartRadio Music Festival has greater brand awareness than other celebrated music events including both Coachella and Lollapalooza. Similarly, according to IPSOS, iHeartRadio has 87% aided brand awareness, multiples higher than any broadcast radio company and even higher than Apple Music and SiriusXM. We continue to build and strengthen the iHeartRadio master brand and in so doing enhance the value of all of our assets.

Well-positioned to benefit from incremental listening growth

        Audio is hot, with multiple growth drivers. The consumer trend towards increased audio consumption has only been magnified by the proliferation of smart speakers, streaming services and podcasts as a content category. We have the scale and products to benefit from this incremental listening growth and the addition of new audio platforms that can be built as adjuncts to our existing and diversified audio platforms. We are now available on over 250 online and mobile platforms and over 2,000 different types of connected devices, including a leading position on Alexa where iHeartRadio stations were built into the platform and do not need a downloaded skill to access. In fact, according to NuVoodoo, listening to AM/FM radio is one of the top reported activities on smart speakers. This extended access allows our listeners to truly enjoy audio content wherever they are and during all of the experiences that might populate their day. Indeed, we are well-positioned to benefit from the pressures on consumers' time, as listening is more efficient and available than watching or looking in this time-constrained, multi-tasking world. This dynamic not only increases addressable listening hours, but also drives increasing advertising impressions. In the higher at-home listening months of December 2018 and January 2019, Alexa was the largest single source of unique users for iHeartRadio according to our internal Adobe Analytics reporting—larger than iOS, Android, or Web.

        iHeartMedia also has the ability to add new audio platforms and to expand and promote those platforms through existing iHeart assets. In particular, according to Podtrac, iHeart has become the number one commercial podcast publisher, with 130 million global monthly downloads and streams and nearly 19 million U.S. unique monthly users in June 2019. We are also able to leverage the power and scale of radio to advance these new content categories, as exemplified through our recent launches of The Ron Burgundy Podcast and Disgraceland Season 3 podcasts (whereby excerpts of the audio series were distributed across our broadcast radio stations and via our social media channels).

Networks and industry-leading media representation business extend impact on ecosystem

        iHeartMedia maintains both a leading national audio content syndicator (Premiere Networks) and the largest audio network provider of traffic, weather, news and sports reports in the U.S. (Total Traffic & Weather Network), according to Nielsen. Premiere Networks' roster of nationally-recognized on-air talent (including Ryan Seacrest, Rush Limbaugh, Sean Hannity, Elvis Duran, Steve Harvey, Bobby Bones, Delilah, The Breakfast Club, Nancy Grace, Big Boy, Enrique Santos, Ellen K and Colin Cowherd) facilitates the type of daily dialogue and content discovery that engenders connectivity with our listeners. Moreover, the Total Traffic & Weather Network reaches more than 2,100 radio stations in over 220 markets and is available to almost every commuter in America. Through Katz Media, we also serve as an industry-leading media representation firm working with more than 3,100 non-iHeartMedia radio stations, nearly 800 television stations and their respective digital platforms, as well as digital-only players such as Spotify. We estimate that in 2018 Katz represented more than 80% of non-iHeartMedia national radio advertising, and nearly 40% of the independent TV industry, excluding owned-and-operated TV and cable TV. We believe our understanding of, and involvement with, all of the components of the audio ecosystem allows iHeartMedia to serve as the informed thought leader in shaping the direction of the industry.

Proprietary audio technology platform drives advertiser return on investment

        Through organic investment and strategic acquisitions, iHeartMedia has developed analytic products for our broadcast programmatic advertising platform that enable media buyers to evaluate and purchase radio inventory based on impressions and psychographic cohorts, with associated attribution to prove iHeartMedia's impact. In so doing, we are able to deliver data-driven insights, targeting and analytics for advertisers that mirror the standards established by the major digital players. Our advancements in developing data services and programmatic buying platforms for our broadcast inventory will provide capabilities similar to digital players while increasing efficiency for advertising partners.

Unique music research platform is powerful and proprietary programming asset

        We believe we have unique data and research that not only ascertains the popularity of songs by markets—it lets us compare and contrast markets to each other to help us better predict the future success of songs and artists and understand the segments of their appeal. Having this as a tool for our programmers gives them a competitive advantage. Additionally, we are able to use this knowledge and feedback to better help develop artists, working closely with music companies, managers, and directly with the artists themselves. We believe that no other company can provide this combination of services, information and relationships that we provide across all of iHeart's platforms.

Unique combination of reach, engagement and data-driven insight creates bespoke ad inventory

        We are able to utilize our multi-platform portfolio of assets, deep engagement with listeners and digital-like analytics and targeting to deliver customized and impactful advertising solutions. The unique combination of reach, engagement, data-driven insights and marketing expertise creates bespoke opportunities for advertisers. This combination improves both our media advertising relationships and our marketing-driven advertising solutions.

Positioned to capture ad spend from other mediums

        While audio has been historically disrupted by the digital advertising giants, we believe that our suite of digital data advertising products, coupled with our scale and platform, now provide the assets that enable us to respond to the new advertising world that Facebook and Google pioneered. We believe our proprietary technology and data-enhanced audience insights will enable the Company to access broader marketing budgets, including television and digital advertising budgets, for our existing advertisers, new advertisers and agencies that were previously not accessible. This potential share capture would meaningfully extend our addressable ad market beyond the $19 billion existing pool (as estimated by our aggregation of independent third-party sources) of dedicated U.S. audio advertising spend. Thus, we believe that radio is under-utilized as an ad medium relative to the time spent on the platform, and that this dynamic is another indication of our potential for growth.

Superior unit economics

        Compared to the streaming audio services, radio broadcasters have distinct unit economics advantages because unlike radio stations, streaming audio services are required to pay royalties with respect to the public performance of sound recordings. For non-subscription, non-interactive streaming (like radio from simulcasts or iHeartRadio's custom radio feature), the statutory rate set by the CRB for the period from 2016 to 2020 is currently $0.0018 per performance and the rate for subscription non-interactive streaming is $0.0023 per performance (these rates are subject to annual adjustment based on the Consumer Price Index). Also, interactive streaming services must license the right to use sound recordings in their services privately from sound recording copyright owners. We understand that these royalties plus the royalties paid to copyright owners in the underlying musical compositions in total average approximately 60% to 70% of revenue related to these services. Our understanding is based primarily on our own experience licensing such rights for the iHeartRadio All Access and iHeartRadio Plus audio services, as well as an analysis of Pandora's and Spotify's public filings, which indicate that the rates we pay for such services are in line with the general market rates. However, in the case of the iHeartRadio All Access and iHeartRadio Plus audio services, since revenue from these streaming services represents a small portion of our overall revenue, the rates we pay for these streaming services do not materially affect the overall average licensing rates paid. Our broadcast radio business enjoys superior unit economics because in the U.S., radio airplay of sound recordings is considered a public performance, and accordingly, radio stations do not pay recorded music royalties for over-the-air broadcast. They do pay performance royalties to songwriters, but these royalties generally represent only about 3% of annual revenue. As a result of these economics, we believe that we have a superior overall cost structure, which is reflected in our higher operating margins, versus that of major music streaming services such as Pandora and Spotify which have reported negative operating margins.

Resilient financial model

        We believe the aggregate impact of our differentiated multi-platform strategy results in durable topline growth and increasing profitability due to the inherent operating leverage in the business. Low capital intensity should result in strong free cash flow conversion and growth and allow us to further reduce our indebtedness. We further hope to improve our Adjusted EBITDA margins through cost savings resulting from the Separation, expense discipline and cost management, and continued automation of back office and sales support. Our financial profile should provide a strong foundation for iHeartMedia to continue to drive transformation within the audio industry.

Our Growth Strategy

        Our strategy is centered on building strong consumer relationships with national reach. Providing this kind of at-scale companionship creates high-value advertising inventory for current audio advertisers as well as new advertisers and delivers superior returns to both. Moreover, we believe that we can leverage our investments in technology and data-informed decision making to capture increasing market share of the long tail of national and local revenue. The key elements of this growth strategy are:

Continued capture of advertising spend from all mediums

        We intend to take advantage of our national scale, the brand power of "iHeartRadio," and product innovation to capture additional share of the overall radio advertising pool. We also believe our enhanced audience data and related analytics tools should drive capture of additional revenue from other advertising sectors, including digital and television, as advertisers are able to target audiences and measure the efficacy of their ad spend in a manner that mirrors the capabilities of these other mediums. We believe our advertising partners value the unique reach, engagement and return potential of audio, as well as iHeartMedia's differentiated platforms and marketing expertise, positioning the Company to capitalize on this trend. This trend can be seen through the growth in ad spend by our top 250 customers for 2018, which collectively grew at approximately a 3% CAGR from 2014 to 2018.

        We have made, and continue to make, significant investments so we can provide an ad-buying experience similar to that which was once only available from digital-only companies. Our programmatic solution for broadcast radio, SoundPoint, provides improved planning and automated ad-buying by relying on sophisticated planning algorithms and a cloud-based network across all of iHeartMedia's broadcast radio inventory to deliver highly optimized plans to our advertising customers. SmartAudio is our audio data analytics advertising platform for broadcast radio which can be executed through the SoundPoint product. With SmartAudio, advertisers can do impression-based audience planning and dynamic radio advertising that utilizes real-time triggers such as weather, pollen counts, sports scores, mortgage rates and more to deploy different campaign messages based on what is happening in a specific market at a specific moment. SmartAudio has allowed brands to use broadcast radio advertisements to dynamically serve the most relevant message in each market, at each moment, just as they do with digital campaigns, to ensure increased relevance and impact. In 2018, we launched iHeartMedia Analytics, the first fully-digital measurement and attribution service for broadcast radio that we believe can transform the way advertisers plan, buy and measure much of their audio campaigns to better optimize the extensive reach of radio. We continue to look for ways to further develop our advertising capabilities in order to expand our share of advertising partners' budgets.

Increasing share of national advertising market

        Broadcast radio is the number one consumer reach medium, and advertisers have a renewed appreciation for its scale, diverse demographic access and impact. We intend to complement our current local advertising presence in approximately 160 U.S. markets by further growing our stake in national advertising campaigns through our multi-platform portfolio of audio assets, roster of on-air talent, and the amplifying effect of our listeners' social engagement. As a result of our ongoing technology investments, national advertisers can now look to our audio offerings with their extensive reach, efficient pricing and digital-like analytics as powerful alternatives to other national ad mediums.

Broadening the scope of audio engagement

        We continue to expand the spectrum of choices for our listeners—both in terms of compelling content and the array of ways in which it can be consumed. The proliferation of smart speakers and other connected devices greatly increases the range of options for accessing and interacting with our content. We are also very focused on rapidly growing content categories, such as our leadership position in podcasting. These initiatives not only improve the listener experience—they facilitate further engagement and heightened frequency of advertising impressions.

        Notably, iHeartRadio, our all-in-one digital music, podcast and live streaming digital radio service, is available on an expansive range of platforms and devices including smart speakers, digital auto dashes, tablets, wearables, smartphones, virtual assistants, televisions and gaming consoles.

        With the acquisition of Stuff Media, LLC in October 2018, we significantly extended our position as the largest commercial podcast publisher. We believe that podcasting is to talk what streaming is to music and is the next strategic audio platform. Our podcasting platform will allow us to capture incremental revenue as well as extend station brands, personalities and events onto a new platform—ultimately extending and deepening our consumer relationships and our opportunities for additional advertising revenue.

Employing technology to gain greater penetration of the long tail of advertising markets

        In addition to having sellers in approximately 160 local markets across the U.S., which few media companies can claim, we intend to extend our technology platform to address the smaller clients that we do not currently reach through direct sales operations. As indication of the size of the potential opportunity, the Company currently has roughly 60,000 total clients compared to millions of clients for some of our largest social and search competitors which utilize technology solutions for smaller advertisers.

Utilizing our unique bundle of advertising inventory to drive CPM uplift

        By adding other high CPM platforms into our mix, as well as providing unique and differentiated solutions for advertisers, we believe that we have the potential to see a CPM uplift. Although our primary focus is revenue, we also aim to maximize the value of our inventory. Moreover, we are continuing to develop platforms (including podcasts) that independently garner superior CPMs.

Leveraging the iHeartRadio master brand to expand our high-profile live events platform

        Audio is a social experience and an important extension of the medium is live events. For our listeners, live events are an opportunity to interact with fellow fans and engage with their favorite artists. For our advertising partners, they are a chance to reach a captivated and highly targeted audience directly tied to our high reach and strong engagement broadcast radio platform. They also provide an opportunity to extend into platforms like cable and broadcast television, create ancillary licensing revenue streams and serve as an opportunity for ticket revenue. As with all of our platforms, the data collection from these sources is valuable to both our product creation process and our advertisers. Through our portfolio of major award shows, festivals and 20,000 local live events, we intend to continue to find innovative ways to integrate sponsorships and deliver unique advertising moments. In so doing, we will seek to create additional revenue opportunities through this platform.

Our Sources of Revenue

        We generate advertising revenue through three primary channels. The first—and still the most prevalent—is a transactional media relationship with national agencies where the Company is selling defined advertising units and impressions, primarily of inventory on our broadcast radio stations. The second is through a direct marketing relationship with both local and national clients and agencies where we use our diverse portfolio of assets to help develop a specific marketing solution tailored to the defined needs of the advertising partner. The third channel is the newest and smallest, but fastest growing, channel—a digital interface using data to develop specific targets and executed most often over a technology platform. These three channels can all be used in varying degrees of efficiency over our multiple platforms including broadcast radio, digital streaming and display, podcast, social amplification and events. Our national scale and structure allows us to offer these solutions at a national, regional or local level, or any combination thereof.

        We have the following revenue streams:

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  Broadcast Radio:  Our primary source of revenue is derived from selling local and national advertising time on our domestic radio stations, generating local and national broadcast revenue of $2,264 million in 2018 and $2,291 million in 2017. Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services.

    Increasingly, across both national and local markets, our advertisers are demanding data rich, analytics-driven advertising solutions. iHeartMedia offers a comprehensive suite of tech-enabled advertising solutions (SoundPoint, SmartAudio and iHeartAnalytics) that provide advanced attribution and analytics capability. We expect programmatic to account for an increasing proportion of ad buying in the future.

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  Digital:  Our Company's reach now extends across more than 250 platforms, and 2,000 different connected devices. We generated digital revenue of $284 million in 2018 and $248 million in 2017, comprised of streaming, subscription, display advertisements, podcasting and other content that is disseminated over digital platforms. Our leading streaming product, iHeartRadio, is a free downloadable mobile app and web-based service that allows users to listen to their favorite radio stations, as well as digital-only stations, custom artist stations, and podcasts. Monetization on the free streaming application occurs through national and local advertising. We also have two subscription based offerings—iHeartRadio Plus and iHeartRadio All Access.

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  Networks:  We enable advertisers to engage with consumers through our Premiere Networks and Total Traffic & Weather services. We generate broadcast advertising revenue from selling local and national advertising on our programs featuring top personalities, and also generate revenue through the syndication of our programming to other media companies. Premiere Networks and Total Traffic & Weather generated revenue of $583 million in 2018 and $582 million in 2017.

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  Premiere Networks is a national radio network that produces, distributes or represents more than 110 syndicated radio programs and services for more than 6,000 radio station affiliates. Our broad distribution capabilities enable us to attract and retain top programming talent. Some of our more popular syndicated programs feature top talent including Ryan Seacrest, Big Boy, Rush Limbaugh, Sean Hannity, Glenn Beck, Steve Harvey, Elvis Duran, Bobby

    Bones, Breakfast Club and Delilah. We believe recruiting and retaining top talent is an important component of the success of our radio networks.

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  Total Traffic & Weather Network delivers real-time local traffic flow and incident information along with weather updates, sports and news to more than 2,100 radio stations and approximately 100 television affiliates, as well as through Internet and mobile partnerships, reaching over 210 million consumers each month. Total Traffic & Weather Network services more than 220 markets in the U.S. and Canada. It operates the largest broadcast traffic navigation network in North America.

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  Sponsorship & Events:  Through our 20,000 local events per year and eight major nationally-recognized tent pole events, as well as endorsement and appearance fees generated by on-air talent, we generated $201 million of revenue in 2018 and $203 million of revenue in 2017 from sponsorship, endorsement and other advertising revenue, as well as ticket sales and licensing.

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  Other:  Other revenue streams connected to our core broadcast and digital radio operations include fees earned for miscellaneous services such as on-site promotions, activations, LMA fees and tower rental provided to advertisers and other media companies. These services generated revenue of $22 million in 2018 and $33 million in 2017.

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  Audio & Media Services:  We also provide services to broadcast industry participants through our Katz Media and RCS businesses, which accounted for $257 million of revenue in 2018 and $230 million of revenue in 2017.

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  Katz Media Group is a leading media representation firm in the U.S. Katz Media represents more than 3,100 non-iHeartMedia radio stations and nearly 800 television stations and their respective digital platforms. Katz generates revenue via commissions on media sold.

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  RCS is a leading provider of broadcast and webcast software. Our software (radio station automation, music scheduling, HD2 solutions, newsroom software, audio logging and archiving, single station automation and contest tracking software) and technology (real-time audio recognition technology) is used by more than 9,000 radio stations, television music channels, cable companies, satellite music networks and Internet stations worldwide.

        Ultimately, our superior local, national, and online sales force combined with our leading digital, events, content, and representation business position us to cover a wide range of advertiser categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political. Our contracts with our advertisers range from less than one-year to multi-year terms.

Radio Stations

        As of June 30, 2019, we owned and operated 854 radio stations, including 242 AM and 612 FM radio stations. All of our radio stations are located in the U.S. No one station is material to our overall operations. We believe that our properties are in good condition and suitable for our operations.

        Radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). As described in "—Regulation of Our Business"

below, the FCC grants us licenses in order to operate our radio stations. The following table provides the number of our owned and operated radio stations in the top 25 Nielsen-ranked markets:

Nielsen Market Rank(1)	Market	Number of Stations(2)
1	New York, NY	6
2	Los Angeles, CA	8
3	Chicago, IL	6
4	San Francisco, CA	6
5	Dallas-Ft. Worth, TX	6
6	Houston-Galveston, TX	6
7	Washington, DC	5
8	Atlanta, GA	7
9	Philadelphia, PA	6
10	Boston, MA	8
11	Miami-Ft. Lauderdale-Hollywood, FL	7
12	Seattle-Tacoma, WA	8
13	Detroit, MI	6
14	Phoenix, AZ	8
15	Minneapolis-St. Paul, MN	6
16	San Diego, CA	7
17	Puerto Rico	0
18	Tampa-St. Petersburg-Clearwater, FL	8
19	Denver-Boulder, CO	8
20	Nassau-Suffolk, NY (New York Embedded Market)	1
21	Baltimore, MD	4
22	Portland, OR	7
23	Charlotte-Gastonia-Rock Hill, NC-SC	4
24	St. Louis, MO	6
25	San Antonio, TX	7

	Total Top 25 Markets	150	(3)

(1)
Source: Fall 2018 Nielsen Audio Radio Market Rankings.

(2)
Excludes stations held in trust for sale.

(3)
Our station in the Nassau-Suffolk, NY market is also represented in the New York, NY Nielsen market. Thus, the actual number of stations in the top 25 markets is 150.

Market Opportunity

        Audio plays a fundamental role in the daily lives of millions of consumers, connecting them to the world like no other medium. In the multi-tasking reality of modern-day life, audio has become more important than ever. The broader audio advertising sector in the U.S. represents an approximately $19 billion market opportunity including radio, podcast and digital, as estimated by our aggregation of third-party sources. iHeart is uniquely positioned in the audio advertising ecosystem as we touch each of these markets. We also compete in the larger $248 billion U.S. advertising market—inclusive of the $19 billion radio, podcast, and digital opportunity—by developing and offering competitive advertising products intended attract advertising and marketing dollars that might otherwise go to companies in the cable and broadcast television, digital, search, Internet, audio, print, newspaper, sponsorship and other advertising spaces.

        We believe there are two segments within the audio media space—music collection, which replaces downloads and CDs, and radio, which provides companionship. While these two segments have co-existed for over half a century, they are different businesses. Music collection is about the individual experience, allowing listeners to escape the world by creating and listening to their own playlists and music selections. Historic examples of the music collection experience include cassette tapes, mixtapes, CDs, LPs and 45 rpm records. Today, examples of music collections include Spotify and Pandora, which have evolved from previous forms of distribution including retail stores, downloads and physical copies. Radio, on the other hand, is a two-way social experience. The radio audience wants to be connected to the outside world, they look for companionship throughout the day, even a friend to share the ride to and from work. Radio is also a source of information that keeps them connected to the world 24/7 and allows them to discover everything from a new trending artist and song to traffic and weather information, celebrity news, new restaurants and social hotspots and trends. According to our Power of Personalities Survey, 80% of listeners in the 18-44 age group discover new music primarily through broadcast radio. While approximately 54% of the radio audience also has a music collection (according to Scarborough), they understand the difference between the two and consumption of both typically moves in parallel. According to our Audio Universe Survey, consistent with our prior Power of Personalities Survey, nine out of ten people surveyed say that they listen to both radio and music collections, but at different times, and for different reasons—acknowledging the difference between these two segments. Therefore, we believe digital audio consumption is "in addition to" and not "instead of" radio, as further evidenced by the fact that despite significant growth in digital audio from 2008 to 2018—from 33 million weekly listeners to 160 million weekly listeners—broadcast radio has also grown in the same period from 236 million weekly broadcast radio listeners to 249 million weekly broadcast radio listeners aged 12+, as measured by Nielsen.

        We believe broadcast radio continues to profoundly enrich the lives of listeners and create value for advertisers. Broadcast radio is the most prevalent audio medium, owing to its nearly universal and free access, far reaching penetration, ubiquity across platforms and role as a provider of both nationally and locally relevant programming. Compared with music collection platforms, we believe that when Americans choose radio, they do so primarily because it provides them with a companionship relationship. In a recent survey by Bridge Ratings, 75% of listeners said they use broadcast radio explicitly for companionship. The younger demographic also prefers radio. Broadcast radio is the number one mass reach vehicle for teens, with a 93% reach every month. In fact, based on data from Nielsen and MRI, far more teens are reached by radio than by streaming devices or digital players, which supports the view that radio is here to stay with the emerging generation. Furthermore, new platforms and devices have increased radio's momentum and there are several reasons why we believe radio will continue to thrive in the U.S.:

Reach across demographics

        Broadcast radio is a mass appeal platform and continues to reach more Americans each week than any other platform across all demographics (teens, Millennials and adults). For example, for Millennials, according to Nielsen, radio has significantly outperformed television's reach with a weekly reach of 91% of the U.S. population versus television's live and time-shifted reach of 73%.

        Broadcast radio not only reaches more Americans; it also has the largest share of listening. Based on data from Nielsen and Triton, 84% of time spent listening (excluding satellite radio and podcasts) is over broadcast radio. An important element of broadcast radio's reach and share is in-car consumption. Broadcast radio dominates in-car listening, with 84% of car-using respondents indicating radio usage in 2018, the same rate as in 2011, and radio also representing 67% of listening hours in the car in 2018, according to an Edison survey conducted in September 2018. Streaming has replaced CDs and other collection devices in the car rather than reducing the reach and share of broadcast radio. We believe this dynamic is unlikely to change materially, as a 2017 IPSOS In-Car survey indicates that eight in ten consumers in the U.S. agree that regular AM/FM radios will remain prevalent in cars and only 1% of respondents did not want an AM/FM radio with their next car.

Deep cultural connection with audience

        Radio plays a special role in our culture. Nielsen data shows that radio still reaches essentially the same percentage of adults in the U.S. as in the early 1970s, demonstrating the enduring appeal of radio as a unique companionship medium. In contrast, television's weekly reach of adults 18+ has declined from 94% in 2004 to 86% in 2018, and live and time-shifted television's weekly reach among Millennials has also declined, from 91% to 73%, over the same period. In our increasingly multi-tasking lives, we believe that there will be more incremental opportunities for consumers to listen than to watch, and radio will be the major beneficiary of this opportunity. Indeed, according to Nielsen, more than 80% of TV viewers report using other digital devices while watching TV.

        Radio continues to offer consumers something different in the form of curated, personality-led audio. The medium is able to offer influencers a word-of-mouth style conversation, which propels audience engagement and connection in a very effective way. According to our Power of Personalities Survey, radio personalities have a unique connection with their listeners. In particular, 74% of survey respondents value the personalities' opinions and perspectives and 63% considered or purchased a product recommended by their favorite personality. This engagement and personal relationship developed between radio personalities and the audience is also evidenced by data from a survey of 294 respondents that we conducted in December 2018 that indicates that broadcast radio is the most trusted medium in America. According to these survey respondents, broadcast radio is 81% more trustworthy than cable television, and two times more trustworthy than online websites and social media.

        Additionally, radio has deep and ongoing relationships with recording artists and has a long history of also breaking new artists and music. Radio is the preferred medium for exposure as it leads to mass recognition, ultimately driving an artist's music and concert sales. The 2017 Nielsen Music 360 Study (which is a study of the interaction with music by Millennial consumers in the U.S.) and other surveys show that radio remains the number one source for discovering new music, and artists recognize the importance of broadcast radio in their success. We work closely with them on an ongoing basis to build out their marketing and career plans.

Superior Value Proposition For Advertisers

        According to Nielsen, radio offers an 8:1 return on advertising spend. Radio typically has lower cost per thousand impressions ("CPMs") on average than other mass reach platforms, which we believe provides another upside opportunity for revenue.

Technology Enables Adoption and Presents Significant Opportunity

        In addition to the virtually universal penetration of radios in cars and strong penetration of homes and offices with traditional radios, technology has enabled radio to now be distributed across an even broader platform base, including smart phones, tablets, wearables, digital dashboards, gaming consoles and smart speakers, ultimately resulting in increased reach and return on investment. Select categories where radio benefits from recent technological advances and innovation include:

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  Streaming: There are two types of streaming services—streaming music and streaming radio—and both continue to grow. iHeartRadio offers consumers the ability to stream live radio broadcasts, digital-only radio stations, custom artist stations, and podcasts across a multitude of platforms and has a streaming user base of 130 million registered users.

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  Smart Speakers: With current market penetration levels of 26%, a 2500% increase since 2016, smart speakers present significant opportunity for radio's growth in the home. Radio is one of the top activities on smart speakers, with 39% of owners using their smart speaker to listen to FM broadcast radio streams, 14% using it for AM radio stations and 14% using it for podcasts, according to NuVoodoo. In addition to existing radios, smart speakers are new devices and create incremental opportunities for additional listening in the home, expanding radio's listening potential.

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  Podcasting: Podcasts continue to expand the audio landscape, and the number of users has surged to 90 million in the U.S. in 2019, with 32% of the U.S. population aged 12 and above having listened to a podcast in the last month (compared to 9% in 2008), according Edison in January 2019. By focusing on this trend, iHeartMedia has become the number one commercial podcast publisher, as measured by Podtrac with 130 million global monthly downloads and streams and 19 million U.S. unique monthly users, in June 2019.

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  Big Data and Technology Enabled Advertising Platforms: The next level of efficiency in radio advertising will be supported by the increasing adoption of technology-enabled advertising solutions, including data analytics and targeting and programmatic advertising. New technology solutions will enable agencies to more accurately monitor the success of campaigns and target time slots and stations that are most appropriate for their advertising material. We believe iHeartMedia's acquisition of Jelli, Inc. and our investments in SmartAudio have positioned us to be a leader in this area.

Competition

        We compete for share of our listeners' time and engagement, a challenging task in today's fragmented and multi-tasking world. We believe our national reach, the strength of our brand and assets, the quality of our programming and personalities, and the companionship nature of our medium allows us to compete effectively against both our legacy competition—cable and broadcast television, and other broadcast radio operators—as well the new, digital competition, including streaming music and video services, social media, and other digital companies.

        Similarly, we compete for advertising and marketing dollars in the U.S. advertising market against an increasingly diverse set of competitors. Our legacy competition for the $19 billion radio, podcast and digital advertising market includes legacy broadcast radio operators, as well as satellite radio companies, podcasters and streaming music companies with ad supported components of their business. We also compete in the larger $248 billion U.S. advertising market—inclusive of the $19 billion radio, podcast and digital opportunity—by developing and offering competitive advertising products intended to attract advertising and marketing dollars that might otherwise go to companies in the cable and broadcast television, digital, search, Internet, audio, print, newspaper, sponsorship and other advertising spaces.

Intellectual Property

        Our success is dependent on our ability to obtain and maintain proprietary protection for our technology and the know-how related to our business, defend and enforce our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating valid and enforceable intellectual property rights of others. We seek to protect our investments made into the development of our technology by relying on a combination of patents, trademarks, copyrights, trade secrets, know-how, confidentiality agreements and procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements and other contractual rights.

        As of June 30, 2019, we own approximately 163 issued U.S. patents, 100 pending U.S. patent applications, 11 issued foreign patents and 20 pending foreign patent applications, in addition to

390 U.S. trademarks registrations, 32 U.S. trademark applications, 859 state trademark registrations, 32 state trademark applications, 587 foreign registered trademarks and 48 foreign trademark applications.

        We have filed and acquired dozens of issued patents and active patent applications in the U.S. and we continue to pursue additional patent protection where appropriate and cost effective. We intend to hold these patents as part of our strategy to protect and defend the Company's technology, including to protect and defend the Company in patent-related litigation. Our registered trademarks in the U.S. include our primary mark "iHeartRadio" and various versions of the iHeart word marks and logos. We have a portfolio of internet domain names, including our primary domains www.iheart.com and www.iheartmedia.com. We also have licenses with various rights holders to stream sound recordings and the musical compositions embodied therein, as further described under "—Regulation of our Business—Content, Licenses and Royalties" below.

        We believe that our intellectual property has significant value and is important to our brand-building efforts and the marketing of our products and services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights. In addition to the forms of intellectual property listed above, we own rights to proprietary processes and trade secrets, including those underlying the iHeartRadio digital platform. While we use contractual and technological means to control the use and distribution of our proprietary software, trade secrets, and other confidential information, both internally and externally, including by entering into confidentiality agreements with our employees, contractors, and partners and maintaining physical security of our premises and physical and electronic security of our information technology systems, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

Regulation of our Business

General

        The following is a brief summary of certain statutes, regulations, policies and proposals affecting our business. For example, radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act. The Communications Act permits the operation of a radio broadcast station only under a license issued by the FCC upon a finding that grant of the license would serve the public interest, convenience and necessity. Among other things, the Communications Act empowers the FCC to: issue, renew, revoke and modify broadcasting licenses; assign frequency bands for broadcasting; determine stations' frequencies, locations, power and other technical parameters; impose penalties and sanctions for violation of its regulations, including monetary forfeitures and, in extreme cases, license revocation; impose annual regulatory and application processing fees; and adopt and implement regulations and policies affecting the ownership, program content, employment practices and many other aspects of the operation of broadcast stations.

        This summary does not comprehensively cover all current and proposed statutes, regulations and policies affecting our business. Reference should be made to the Communications Act, FCC rules, public notices and rulings and other relevant statutes, regulations, policies and proceedings for further information concerning the nature and extent of regulation of our business. Finally, several of the following matters are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our business.

Transfer or Assignment of Licenses

        The Communications Act prohibits the assignment of a license or the transfer of control of an FCC licensee without prior FCC approval. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the existing licensee and the proposed licensee, including:

  •
  compliance with the FCC's media ownership rules;

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  the "character" of the proposed licensee; and

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  compliance with the Communications Act's limitations on alien ownership as well as general compliance with FCC regulations and policies.

        Applications for license assignments or transfers involving a substantial change in ownership are subject to a 30-day period for public comment, during which petitions to deny the application may be filed and considered by the FCC.

License Renewal

        The FCC grants broadcast licenses for a term of up to eight years. The FCC will renew a license for an additional eight-year term if, after consideration of the renewal application and any objections thereto, it finds that the station has served the public interest, convenience and necessity and that, with respect to the station seeking renewal, there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee and no other such violations which, taken together, constitute a pattern of abuse. The FCC may grant the license renewal application with or without conditions, including renewal for a term less than eight years. The vast majority of radio licenses are renewed by the FCC for the full eight-year term. While we cannot guarantee the grant of any future renewal application, our stations' licenses historically have been renewed for the full eight-year term.

Ownership Regulation

        FCC rules and policies define the interests of individuals and entities, known as "attributable" interests, which implicate FCC rules governing ownership of broadcast stations. Under these rules, attributable interests generally include: (1) officers and directors of a licensee and of its direct and indirect parents; (2) general partners; (3) limited partners and limited liability company members, unless properly "insulated" from management activities; (4) a 5 percent or more direct or indirect voting stock interest in a corporate licensee or parent, except that, for a narrowly defined class of passive investors (consisting of "investment companies" as defined in 15 U.S.C. § 80a-3, insurance companies, and bank trust departments), the attribution threshold is a 20 percent or more voting stock interest; and (5) combined equity and debt interests in excess of 33 percent of a licensee's total asset value, if the interest holder provides over 15 percent of the licensee station's total weekly programming, or has an attributable radio broadcast interest in the same market (the "EDP Rule"). An entity that owns one or more radio stations in a market and programs more than 15 percent of the broadcast time, or sells more than 15 percent per week of the advertising time, on a radio station in the same market is generally deemed to have an attributable interest in that station.

        Debt instruments, non-voting corporate stock, minority voting stock interests in corporations having a single majority stockholder, and properly insulated limited partnership and limited liability company interests generally are not subject to attribution unless such interests implicate the EDP Rule. To the best of our knowledge at present, none of our officers, directors or 5 percent or greater stockholders holds an interest in another broadcast station that is inconsistent with the FCC's ownership rules.

        The current FCC ownership rules relevant to our business are summarized below.

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  Local Radio Ownership Rule.  The maximum allowable number of radio stations that may be commonly owned in a market is based on the size of the market. In markets with 45 or more stations, one entity may have an attributable interest in up to eight stations, of which no more than five are in the same radio service (AM or FM). In markets with 30-44 stations, one entity may have an attributable interest in up to seven stations, of which no more than four are in the same service. In markets with 15-29 stations, one entity may have an attributable interest in up to six stations, of which no more than four are in the same service. In markets with 14 or fewer stations, one entity may have an attributable interest in up to five stations, of which no more than three are in the same service, so long as the entity does not have an interest in more than 50 percent of all stations in the market. To apply these ownership tiers, the FCC relies on Nielsen Metro Survey Areas, where they exist, and a signal contour-overlap methodology where they do not exist. An FCC rulemaking is pending to determine how to define radio markets for stations located outside Nielsen Metro Survey Areas.

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  Newspaper-Broadcast Cross-Ownership Rule.  FCC rules formerly prohibited an individual or entity from having an attributable interest in either a radio or television station and a daily newspaper located in the same market. As noted below, the FCC has eliminated this prohibition, although its decision to do so remains subject to pending court appeals.

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  Radio-Television Cross-Ownership Rule.  FCC rules formerly limited the common ownership of television same-market radio stations. As noted below, the FCC has eliminated limitations on radio-television cross-ownership, although its decision to do so remains subject to pending court appeals.

        The FCC is required to conduct periodic reviews of its media ownership rules. In August 2016, the FCC concluded its 2010 and 2014 quadrennial reviews with a decision retaining the local radio ownership rules, the radio-television cross-ownership rule and the prohibition on newspaper-broadcast cross-ownership without significant change. In November 2017, however, the FCC adopted an order reconsidering the August 2016 decision and modifying it in a number of respects. The November 2017 order on reconsideration did not significantly modify the August 2016 decision with respect to the local radio ownership limits. It did, however, eliminate the FCC's previous limits on radio-television cross-ownership and newspaper-broadcast cross-ownership. These rule changes became effective on February 7, 2018, but the November 2017 order on reconsideration has been appealed. In December 2018, the FCC commenced its 2018 quadrennial review of its media ownership regulations. Among other things, the FCC is seeking comment on all aspects of the local radio ownership rule's implementation and whether the current version of the rule remains necessary in the public interest. We cannot predict the outcome of the FCC's media ownership proceedings or their effects on our business in the future.

        Irrespective of the FCC's media ownership rules, the Antitrust Division of the U.S. Department of Justice ("DOJ") and the U.S. Federal Trade Commission ("FTC") have the authority to determine that a particular transaction presents antitrust concerns. In particular, where the proposed purchaser already owns one or more radio stations in a particular market and seeks to acquire radio stations in that market, the DOJ has, in some cases, obtained consent decrees requiring radio station divestitures.

Alien Ownership Restrictions

        The Communications Act and FCC regulations restrict foreign entities or individuals from owning or voting more than 20 percent of the equity of a broadcast licensee directly. They also restrict foreign entities or individuals from owning or voting more than 25 percent of a licensee's equity indirectly (i.e., through a parent company), unless the FCC has made a finding that greater indirect foreign ownership is in the public interest. Since we serve as a holding company for FCC licensee subsidiaries, we are effectively restricted from having more than one-fourth of our stock owned or voted directly or indirectly by foreign entities or individuals without FCC approval. The FCC will entertain and authorize, on a case-by-case basis and upon a sufficient public interest showing, proposals to exceed the 25 percent foreign ownership limit in broadcasting holding companies. In September 2016, the FCC adopted rules to simplify and streamline the process for broadcasters to request authority to exceed the 25 percent indirect foreign ownership limit and reformed the methodology that publicly-traded broadcasters must use to assess their compliance with the foreign ownership restrictions.

        The FCC calculates foreign voting rights separately from equity ownership, and both must be at or below the 25 percent thresholds unless the FCC has issued a declaratory ruling allowing foreign ownership or voting in excess of those thresholds. Warrants and other future interests historically have not been taken into account in determining foreign ownership compliance. To the extent that our aggregate foreign ownership or voting percentages would exceed 25 percent, any individual foreign holder or "group" of holders, as defined pursuant to FCC regulations, of our common stock whose ownership or voting percentage would exceed 5 percent or 10 percent (with the applicable percentage determined pursuant to FCC rules) will additionally be required to obtain the FCC's "specific approval." In general, "specific approval" is required for a foreign entity or individual or group to hold a greater than 5 percent equity or voting interest in an entity that is subject to the FCC's foreign ownership limitations and has received a declaratory ruling authorizing foreign ownership in excess of those limitations. The higher 10 percent threshold applies only if an entity (i) does not and would not hold a controlling interest in the entity subject to the FCC's foreign ownership limitations, and (ii) is an "institutional investor" that is eligible to report its beneficial ownership interests in the company's voting equity securities in excess of 5 percent (not to exceed 10 percent) pursuant to Exchange Act Rule 13d-1(b), 17 C.F.R. § 240.13d-1(b), or a substantially comparable foreign law or regulation.

Programming and Indecency Regulation

        The Communications Act requires broadcasters to serve the "public interest." A licensee is required to present programming that is responsive to issues in the station's community of license and to maintain records demonstrating this responsiveness. The FCC also regulates, among other things: political advertising; sponsorship identification; the advertisement of contests and lotteries; the conduct of station-run contests; and obscene, indecent and profane broadcasts.

        Federal law regulates the broadcast of obscene, indecent or profane material. Legislation enacted by Congress provides the FCC with authority to impose fines of up to $407,270 per utterance with a cap of $3,759,410 for a continuing violation. In June 2012, the U.S. Supreme Court ruled on the appeals of several FCC indecency enforcement actions. While setting aside the particular FCC actions under review on narrow due process grounds, the Supreme Court declined to rule on the constitutionality of the FCC's indecency policies, and the FCC has since solicited public comment on those policies. We have received, and may receive in the future, letters of inquiry and other notifications from the FCC concerning complaints that programming aired on our stations contains indecent or profane language. We cannot predict the outcome of any outstanding or future letters of inquiry and notifications from the FCC or the nature or extent of future FCC indecency enforcement actions.

        The FCC regulates the conduct of on-air station contests, requiring in general that the material rules and terms of the contest be broadcast periodically or posted online and that the contest be conducted substantially as announced.

Equal Employment Opportunity

        The FCC's rules require broadcasters to engage in broad equal employment opportunity recruitment efforts, retain data concerning such efforts and report much of this data to the FCC and to the public via periodic reports filed with the FCC or placed in stations' public files and websites. Broadcasters could be sanctioned for noncompliance.

Technical Rules

        Numerous FCC rules govern the technical operating parameters of radio stations, including permissible operating frequency, power and antenna height and interference protections between stations. Changes to these rules could negatively affect the operation of our stations. For example, in October 2015, the FCC proposed rules which could reduce the degree of interference protection afforded to certain of our AM radio stations that serve wide areas. The FCC has also adopted rules which may limit our ability to prevent interference by FM translators to the reception of our full-power radio stations.

Content, Licenses and Royalties

        We must pay royalties to copyright owners of musical compositions (typically, songwriters and publishers) whenever we broadcast or stream musical compositions. Copyright owners of musical compositions most often rely on intermediaries known as performing rights organizations ("PROs") to negotiate licenses with copyright users for the public performance of their compositions, collect royalties under such licenses and distribute them to copyright owners. We have obtained public performance licenses from, and pay license fees to, the three major PROs in the U.S., which are the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc. ("SESAC"). There is no guarantee that a given songwriter or publisher will remain associated with ASCAP, BMI or SESAC or that additional PROs will not emerge. In 2013, a new PRO was formed named Global Music Rights ("GMR"). GMR has secured the rights to certain copyrights and is seeking to negotiate individual licensing agreements with radio stations for songs in its repertoire. GMR and the Radio Music License Committee, Inc. ("RMLC"), which negotiates music licensing fees with PROs on behalf of many U.S. radio stations, have instituted antitrust litigation against one another. The litigation is ongoing. The withdrawal of a significant number of musical composition copyright owners from the three established PROs; the emergence of one or more additional PROs; and the outcome of the GMR/RMLC litigation could impact, and in some circumstances increase, our royalty rates and negotiation costs.

        To secure the rights to stream music content over the Internet, we also must obtain performance rights licenses and pay public performance royalties to copyright owners of sound recordings (typically, performing artists and record companies). Under Federal statutory licenses, we are permitted to stream any lawfully released sound recordings and to make ephemeral reproductions of these recordings on our computer servers without having to separately negotiate and obtain direct licenses with each individual copyright owner as long as we operate in compliance with the rules of those statutory licenses and pay the applicable royalty rates to SoundExchange, the organization designated by the CRB to collect and distribute royalties under these statutory licenses. Sound recordings fixed on or after February 15, 1972 are protected by federal copyright law. Sound recording copyright owners have asserted that state law provides copyright protection for recordings fixed before that date ("pre-72 recordings"). Sound recording copyright owners have sued radio broadcasters and digital audio transmission services (including us) for unauthorized public performances and reproductions of pre-72 recordings under various state laws. In October 2018, federal legislation was signed into law that applies a statutory licensing regime to pre-72 recordings similar to that which governs post-72 recordings. Among other things, the new law extends remedies for copyright infringement to owners of pre-72 recordings when recordings are used without authorization. The new law creates a public performance right for pre-72 recordings streamed online that may increase our licensing costs.

        The rates at which we pay royalties to copyright owners are privately negotiated or set pursuant to a regulatory process. In addition, we have business arrangements directly with some copyright owners to receive deliveries of and, in some cases, to directly license their sound recordings for use in our Internet operations. There is no guarantee that the licenses and associated royalty rates that currently are available to us will be available to us in the future. Congress may consider and adopt legislation that would require us to pay royalties to sound recording copyright owners for broadcasting those recordings on our terrestrial radio stations. In addition, the CRB has issued a final determination establishing copyright royalty rates for the public performance and ephemeral reproduction of sound recordings by various non-interactive webcasters, including radio broadcasters that simulcast their terrestrial programming online, to apply to the period January 1, 2016-December 31, 2020 under the so-called webcasting statutory license. A proceeding to establish the rates for 2021-2025 began in 2019. Increased royalty rates could significantly increase our expenses, which could adversely affect our business. Additionally, there are conditions applicable to the webcasting statutory license. Some, but not all, record companies have agreed to waive or provide limited relief from certain of these conditions under certain circumstances for set periods of time. Some of these conditions may be inconsistent with customary radio broadcasting practices.

Proposed Changes

        Congress, the FCC and other government agencies and regulatory bodies may in the future adopt new laws, regulations and policies that could affect, directly or indirectly, the operation, profitability and ownership of our broadcast stations and Internet-based audio music services. In addition to the regulations, proceedings and procedures noted above, such matters may include, for example: proposals to impose spectrum use or other fees on FCC licensees; changes to the political broadcasting rules, including the adoption of proposals to provide free air time to candidates; restrictions on the advertising of certain products, such as beer and wine; frequency allocation, spectrum reallocations and changes in technical rules; and the adoption of significant new programming and operational requirements designed to increase local community-responsive programming and enhance public interest reporting requirements.

Local Marketing Agreements

        A number of radio stations, including certain of our stations, have entered into local marketing agreements ("LMAs"). In a typical LMA, the licensee of a station makes available, for a fee and/or reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming. LMAs are subject to compliance with the antitrust laws and the Communications Laws, including the requirement that the licensee maintain independent control over the station and, in particular, its personnel, programming, and finances.

        A station that brokers more than 15 percent of the weekly programming hours on another station in its market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules. As a result, a radio station may not enter into an LMA that allows it to program more than 15 percent of the weekly programming hours of another station in the same market that it could not own under the FCC's multiple ownership rules.

Antitrust and Market Concentration Considerations

        Pending and potential future acquisitions, to the extent they meet specified size thresholds, will be subject to applicable waiting periods and possible review under the Hart-Scott-Rodino Act (the "HSR Act"), by the DOJ or the FTC, either of which can be required to, or can otherwise decide to, evaluate a transaction to determine whether that transaction should be challenged under the federal antitrust laws. Transactions generally are subject to the HSR Act if the acquisition price or fair market value of the stations to be acquired is $90 million or more (such threshold effective April 3, 2019). Acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. At any time before or after the consummation of a proposed acquisition, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or certain of our other assets. The DOJ has reviewed numerous potential radio station acquisitions where an operator proposed to acquire additional stations in its existing markets or multiple stations in new markets, and has challenged a number of such transactions. Some of these challenges have resulted in consent decrees requiring the sale of certain stations, the termination of LMAs or other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions resulting in local market shares in excess of 35 percent of local radio advertising revenues, depending on format, signal strength and other factors. There is no precise numerical rule, however, and certain transactions resulting in more than 35 percent revenue shares have not been challenged, while certain other transactions may be challenged based on other criteria such as audience shares in one or more demographic groups as well as the percentage of revenue share. We estimate that we have more than a 35% share of radio advertising revenues in many of our markets.

        There can be no assurance that future acquisitions will not be the subject of an investigation or enforcement action by the DOJ or the FTC. Similarly, there can be no assurance that the DOJ, the FTC or the FCC will not prohibit such acquisitions, require that they be restructured, or in appropriate cases, require that we divest stations we already own in a particular market or divest specific lines of business. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

        As part of its review of certain radio station acquisitions, the DOJ has stated publicly that it believes that commencement of operations under LMAs, JSAs and other similar agreements customarily entered into in connection with radio station ownership assignments and transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. In connection with acquisitions subject to the waiting period under the HSR Act, we will not commence operation of any affected station to be acquired under an LMA, a JSA, or similar agreement until the waiting period has expired or been terminated.

        No assurances can be provided that actual, threatened or possible future DOJ or FTC action in connection with potential transactions would not have a material adverse effect on our ability to enter into or consummate various transactions, or operate any acquired stations at any time in the future.

Privacy and Data Protection

        We obtain certain types of information from users of our technology platforms, including, without limitation, our websites, web pages, interactive features, applications, social media pages, and mobile application ("Platforms"), in accordance with the privacy policies and terms of use posted on the applicable Platform. We collect personally identifiable information directly from Platform users in several ways, including when a user purchases our products or services, registers to use our services, fills out a listener profile, posts comments, uses our social networking features, participates in polls and contests and signs up to receive email newsletters. We also may obtain information about our listeners from other listeners and third parties. We use and share this information for a variety of business purposes including for analytics, attribution and advertising purposes. Outside our radio business, we collect personally identifiable information from our employees, from users of our public bike services, from our business partners and from consumers who interact with our digital panels, including the use of behavioral analysis software. In addition, we obtain anonymous and aggregated audience behavior information from third-party data providers who represent to us that they are compliant with applicable laws.

        We are subject to a number of laws and regulations relating to consumer protection, information security, data protection and privacy. Many of these laws and regulations are still evolving (such as the new California Consumer Privacy Act) and could be interpreted in ways that could harm our business or limit the services we are able to offer. In the area of information security and data protection, the laws in several states in the United States and most countries require companies to implement specific information security controls and legal protections to protect certain types of personally identifiable information. Likewise, most states in the United States and most countries have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

        We regularly review and implement commercially reasonable organizational and technical physical and electronic security measures that are designed to protect against the loss, misuse, and alteration of our listeners', employees', clients' and customers' personally identifiable information and to protect our proprietary business information. Despite our best efforts, no security measures are perfect or impenetrable. Any failure or perceived failure by us to protect our information or information about our listeners, employees, clients and customers or to comply with our policies or applicable regulatory requirements could result in damage to our business and loss of confidence in us, damage to our brands, the loss of users of our services, including listeners, consumers, business partners and advertisers, as well as proceedings against us by governmental authorities or others, which could harm our business.

Ownership Restrictions

        Under the Communications Act and FCC regulations, foreign entities may not have direct or indirect ownership or voting rights of more than 25 percent in a corporation controlling the licensee of a radio broadcast station if the FCC finds that the public interest will be served by the refusal or revocation of such a license due to foreign ownership or voting rights exceeding that threshold (the "Foreign Ownership Rule"). Thus, the FCC must make an affirmative public interest finding before a broadcast license may be held by a corporation that is more than 25 percent owned or controlled, directly or indirectly, by foreign persons or other non-U.S. entities. In determining foreign ownership, the FCC separately considers voting rights and equity ownership, but historically has not taken into account warrants and other future interests. Since November 2013, the FCC has permitted, on a case-by-case basis, certain entities that have filed a petition for a declaratory ruling ("Declaratory Ruling") to exceed the 25 percent foreign equity and voting ownership thresholds, subject to certain conditions. Under our Plan of Reorganization, we committed to file a petition for Declaratory Ruling ("PDR"), but the FCC's granting our PDR was not a condition to our emergence. Furthermore, FCC rules provide that an owner of equity in a corporation that controls FCC broadcast licenses is generally deemed "attributable" if it owns, directly or indirectly, 5 percent or more of the voting equity of such corporation (the "Attributable Interest Rule," and, together with the Foreign Ownership Rule, the "Ownership Restrictions").

        The equity allocation mechanism ("Equity Allocation Mechanism") set forth in the Plan of Reorganization was intended to enable us to comply with the Ownership Restrictions in connection with our emergence. The Equity Allocation Mechanism imposed an obligation on each Claimholder to provide written certification sufficient for us to determine whether issuance of common stock to such Claimholder would cause us to violate the Ownership Restrictions, and restricted us from issuing common stock to Claimholders such that it would cause us to exceed an aggregate alien ownership or voting percentage of 22.5 percent (the "22.5 Percent Threshold"). The Equity Allocation Mechanism also provided that Claimholders could only receive a distribution of more than 4.99 percent of our issued and outstanding Class A common stock if such distribution would comply with the Attributable Interest Rule.

        After emerging from bankruptcy, we discovered that a group of Claimholders that had certified to having no foreign ownership or voting control in connection with the Equity Allocation Mechanism had undergone a separate merger transaction outside our knowledge or control. As a result of this merger, these Claimholders' equity ownership in iHeartMedia (amounting to approximately nine percent of iHeartMedia's issued and outstanding Class A common stock) was voted by a U.S. subsidiary of a foreign parent. We notified the FCC of this development in writing promptly after discovering and confirming it. The FCC responded to our notification on July 9, 2019, indicating that (1) the FCC has not determined that this development is contrary to the public interest, and (2) the FCC has deemed us to be in compliance with the FCC's foreign ownership reporting rules, pending its decision on our PDR. On July 25, 2019 we filed our PDR, which requests the FCC to permit up to 100% of our voting and equity to be owned by non-U.S. individuals and entities. We cannot predict the result or timing of the FCC's decision on our PDR or the terms of a Declaratory Ruling if one is granted.

        Furthermore, our certificate of incorporation allows us to take certain protective measures if we believe that the ownership or proposed ownership of shares of capital stock by any person or entity may result in, among others, violation of the Ownership Rules.

        The iHeart Operations Preferred Stock issued to CCH in connection with the Separation was sold to a third party for cash, which cash was further distributed to iHeartCommunications. The issuance of the iHeart Operations Preferred Stock to CCH, followed by the sale of the iHeart Operations Preferred Stock by CCH to a third party, was intended to prevent the distribution of iHeart Operations' common stock from CCH to iHeartCommunications from being characterized as a tax-free spin-off. By avoiding that characterization, CCOH preserved the flexibility to elect real estate investment trust ("REIT") status (under Sections 856-860 of the Code) following the Effective Date. Conversely, if the distribution had been characterized as a tax-free spin-off, CCOH would have been prohibited under the applicable tax rules from becoming a REIT for ten years following the Effective Date. See "Description of Certain Other Indebtedness and Subsidiary Preferred Stock—iHeart Operations Preferred Stock" for a description of the iHeart Operations Preferred Stock.

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SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
RISK FACTORS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
IHEARTMEDIA, INC. UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET As of March 31, 2019 (in thousands)
IHEARTMEDIA, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Three Months Ended March 31, 2019 (in thousands)
IHEARTMEDIA, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Three Months Ended March 31, 2018 (in thousands)
IHEARTMEDIA, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2018 (in thousands)
IHEARTMEDIA, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2017 (in thousands)
IHEARTMEDIA, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2016 (in thousands)
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
NOTE 1—PRO FORMA BALANCE SHEET ADJUSTMENTS
NOTE 2—PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
Pro Forma Discussion and Analysis of Financial Condition and Results of Operations
BUSINESS
iHeartMedia is America's #1 Audio Media Company By Reach And the Only Major Multi-Platform Audio Company Multi-Platform Audience/Usage (Millions)